UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FLEETCOR TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2014 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of FleetCor Technologies, Inc. will be held at

5445 Triangle Parkway, Norcross, GA 30092

on May 29, 2014 at 10:00 a.m.

April 18, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of FleetCor Technologies, Inc., which will be held at our corporate offices at 5445 Triangle Parkway, Norcross, GA 30092, on Thursday, May 29, 2014 at 10:00 a.m.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of FleetCor. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Ronald F. Clarke
Chairman and Chief Executive Officer

FLEETCOR TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The Annual Meeting of the Stockholders of FleetCor Technologies, Inc. will be held at our corporate offices at 5445 Triangle Parkway, Norcross, GA 30092, on May 29, 2014 at 10:00 a.m. for the following purposes:

1.	To elect three directors as described in this Proxy Statement.

2.	To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2014.

3.	To approve the FleetCor Technologies, Inc. Section 162(m) Performance-Based Program.

4.	To approve, on an advisory basis, the compensation of the named executive officers.

5.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 11, 2014 are entitled to receive notice of, and to vote at, the Annual Meeting. The Proxy Statement was first mailed to stockholders on or about April 18, 2014.

By order of the Board of Directors

Eric R. Dey
Secretary and Chief Financial Officer

Atlanta, Georgia

April 18, 2014

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope for which no postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2014. Our Proxy Statement and Annual Report to Stockholders are available at investor.fleetcor.com.

FLEETCOR TECHNOLOGIES, INC.

5445 Triangle Parkway

Norcross, Georgia 30092

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2014

This Proxy Statement was first mailed to Stockholders on or about April 18, 2014. It is furnished in connection with the solicitation of proxies by the Board of Directors of FleetCor Technologies, Inc., to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m. on May 29, 2014 at our corporate offices at 5445 Triangle Parkway, Norcross, Georgia 30092. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A Stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. FleetCor Technologies, Inc. (“FleetCor” or the “Company”) will pay the cost of solicitation of proxies.

Stockholders of record at the close of business on April 11, 2014 will be entitled to vote at the meeting on the basis of one vote for each share held. On April 11, 2014, there were 82,937,018 shares of common stock outstanding.

PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors, based on the recommendations of our compensation, nominating and corporate governance committee, has nominated the following individuals for election as directors of the Company, to serve a three-year term:

•	Michael Buckman

•	Mark A. Johnson

•	Steven T. Stull

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

Our Board of Directors recommends that you vote “FOR” these nominees.

PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the audit committee has decided to request that the stockholders ratify the appointment. A representative of Ernst & Young LLP will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by our stockholders at the 2014 annual meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of FleetCor and our stockholders.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3. APPROVAL OF THE FLEETCOR TECHNOLOGIES, INC. SECTION 162(m) PERFORMANCE-BASED PROGRAM

We are asking for your approval of the FleetCor Technologies, Inc. Section 162(m) Performance-Based Program (the “Program”). The following description of the Program is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the text of the Program, which is attached hereto as Appendix A.

Background

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct compensation paid to certain of our executive officers in excess of $1 million in any fiscal year, unless such compensation meets the requirements of the “performance-based compensation exception” under Section 162(m) of the Code.

In order to take advantage of the performance-based compensation exception to the Code Section 162(m) deduction limitation, our compensation, nominating and corporate governance committee proposes that, to the extent practicable, any annual bonus or other incentive compensation paid to “Covered Executives” (namely, our Chief Executive Officer and four other highest compensated executive officers, each of whom is deemed to be a “covered employee” under Code Section 162(m)) satisfy the requirements of the performance-based compensation exception under Section 162(m) of the Code. One of these requirements is that our stockholders approve the material terms of the Program.

Purpose

The purpose of the Program is to permit FleetCor to provide compensation to Covered Executives that is intended to satisfy the Code Section 162(m) performance-based compensation exception. The term “Award” means an award granted under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan, as amended, and any successor plan (the “2010 Plan”), or a bonus, including a cash bonus, granted under any other plan or program of FleetCor. The Program is intended to supersede and replace the existing FleetCor Technologies, Inc. Annual Executive Bonus Program and certain provisions of the 2010 Plan related to the Code Section 162(m) performance-based compensation exception.

Administration

The Program is administered by our compensation, nominating and corporate governance committee or, if any member of the committee is not an “outside director” within the meaning of Section 162(m) of the Code, a sub-committee thereof that consists solely of members who are outside directors.

Participants

The compensation, nominating and corporate governance committee determines whether an executive officer, including our Chief Executive Officer, is or may become a Covered Executive and a participant in the Program. We currently have five executive officers eligible to participate.

Performance Goals

For each Award intended to satisfy the performance-based compensation exception (other than options or stock appreciation rights granted under the 2010 Plan), the compensation, nominating and corporate governance committee must establish in writing the performance period and the performance goals. The performance goals must be established not later than the earlier of (1) ninety (90) days after the commencement of the performance period or (2) the date as of which twenty-five percent (25%) of the performance period has elapsed; provided that the outcome must be substantially uncertain at the time the compensation, nominating and corporate governance committee actually establishes the performance goals. No change may be made to performance goals after they have been established.

Performance goals must be based on one or more of the following business criteria: (1) FleetCor’s return over capital costs or increases in return over capital costs, (2) FleetCor’s total earnings or the growth in such earnings, (3) FleetCor’s consolidated earnings or the growth in such earnings, (4) FleetCor’s earnings per share or the growth in such earnings, (5) FleetCor’s net earnings or the growth in such earnings, (6) FleetCor’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) FleetCor’s earnings before interest and taxes or the growth in such earnings, (8) FleetCor’s consolidated net income or the growth in such income, (9) the value of FleetCor’s stock or the growth in such value, (10) FleetCor’s stock price or the growth in such price, (11) FleetCor’s return on assets or the growth on such return, (12) FleetCor’s cash flow or the growth in such cash flow, (13) FleetCor’s total shareholder return or the growth in such return, (14) FleetCor’s expenses or the reduction of such expenses, (15) FleetCor’s sales growth, (16) FleetCor’s overhead ratios or changes in such ratios, (17) FleetCor’s expense-to-sales ratios or the changes in such ratios, or (18) FleetCor’s economic value added or changes in such value added, (19) FleetCor’s gross margin or the growth in such gross margin, (20) FleetCor’s bad debt expense or the reduction in such bad debt expense, (21) FleetCor’s entry into new markets (geographic or otherwise), (22) FleetCor’s revenues or the growth in such revenues, (23) FleetCor’s development or commercialization of new products or the growth in FleetCor’s financial measures attributable to such products, (24) FleetCor’s consummation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (25) FleetCor’s successful integration or implementation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (26) FleetCor’s consummation of specified divestitures, spin offs or other dispositions of subsidiaries, business divisions or other assets, (27) FleetCor’s identification of and hiring or appointment of new executives or directors, (28) FleetCor capital raised through debt or equity financings, or (29) FleetCor’s network operational performance metrics, such as system operational availability or lack of security breaches. Achievement of performance goals may be determined in any manner chosen by the committee in its discretion when the committee establishes the performance goals, including on an absolute basis or relative to peer groups or indexes. The committee may express performance goals in terms of alternatives, or a range of alternatives. Performance goals may be based on company-wide performance or the performance of a subsidiary, region, division or department, among other considerations. When the committee establishes the performance goals, the committee will also establish the general, objective rules that it will use to determine the extent to which such performance goals have been met and specific, objective rules regarding any exceptions to those general rules, which exceptions may include or exclude from consideration (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of FleetCor or not within the reasonable control of FleetCor’s management or (3) the effects of tax or accounting changes. The committee will establish such exceptions in writing at the time it establishes the performance goals.

Limitations

The following limitations apply to Awards. The committee may reduce (but not increase) the amount payable under an Award, and the reduction or elimination of an Award to one participant may not increase the Award to another participant. If the committee establishes a bonus pool and allocates a maximum percentage of such pool to a participant, the maximum Award payable to such participant may not exceed such allocation, or any other applicable limit, if lower. The maximum Award limit for any participant in any calendar year is as follows: (1) for Awards (other than Awards made under the 2010 Plan) paid in cash, 500% of the participant’s base salary paid to the participant during such calendar year or $5 million, whichever is less; (2) for Awards made in the form of options under the 2010 Plan, 2,500,000 shares of common stock of FleetCor with respect to grants newly hired participants and 2,250,000 shares of common stock of FleetCor with respect to grants to other participants; (3) for Awards made in the form of stock appreciation rights under the 2010 Plan, 2,500,000 shares of common stock of FleetCor with respect to grants newly hired participants and 2,250,000 shares of common stock of FleetCor with respect to grants to other participants; (4) for Awards made in the form of stock grants under the 2010 Plan, 2,500,000 shares of common stock of FleetCor with respect to grants newly hired participants and 2,250,000 shares of common stock of FleetCor with respect to grants to other participants; and (5) for dividends or dividend equivalents paid with respect to Awards (other than options or stock appreciation rights) made under the Incentive Stock Plan, the value of 2,250,000 shares of common stock of FleetCor, determined as of the date payment of such dividends or dividend equivalents is made to the participant. For Awards that cover a period of more than one calendar year, the maximum Award limit is a multiple (equal to the number of full and partial calendar years covered by the Award) of the applicable calendar year maximum Award limit.

Amending and Terminating the Program

The compensation, nominating and corporate governance committee may amend the Program from time to time as it deems necessary or appropriate, and it may terminate the Program if it deems such termination is in the best interest of FleetCor.

Estimate of Benefits

The compensation, nominating and corporate governance committee, subject to our stockholders approving the Program, set performance goals for Mr. Clarke under the Program for the current fiscal year ending December 31, 2014. No other performance goals for 2014 under the Program have been set at this time. It is not possible to predict today the extent to which any performance goals will be satisfied for fiscal year 2014; however, Mr. Clarke has been granted a cash bonus target amount of $1,000,000 under the Program subject to stockholder approval of the Program.

Our Board of Directors recommends that you vote “FOR” the approval of the FleetCor Technologies, Inc. Section 162(m) Performance-Based Program.

PROPOSAL 4. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement. The following resolution is submitted:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement is hereby APPROVED.

Although the advisory vote on executive compensation is non-binding, the compensation, nominating and corporate governance committee will review the voting results. To the extent there is any significant negative vote on this proposal, we will consult with stockholders to better understand the concerns that influenced the vote. The committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board of directors, will not create or imply any change to or any additional fiduciary duties of the board of directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote “FOR” the approval of executive compensation.

OTHER BUSINESS

We know of no other business to be considered at the meeting and the deadline for stockholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Ronald F. Clarke or Eric R. Dey will vote your shares on those matters according to his best judgment.

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three class I directors, three class II directors and two class III directors. Our directors are divided among the three classes as follows:

•	the class I directors are Messrs. Buckman, Johnson and Stull;

•	the class II directors are Messrs. Balson, Evans and Sloan; and

•	the class III directors are Messrs. Clarke and Macchia.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors identified above will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2014, 2015 and 2016, respectively.

Three Class I directors have been nominated for election at the Annual Meeting to hold office until the annual meeting of Stockholders in 2017, and until their respective successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the Stockholder indicates to the contrary on the proxy. All the nominees are current directors.

The Board of Directors expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by our Board.

NOMINEES

Michael Buckman, 66 Class I Director since 2013 If elected, term expires 2017	Mr. Buckman joined our Board of Directors in July 2013. Since 2009, Mr. Buckman has been the managing partner of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm. Prior to forming the firm in 2009, Mr. Buckman was an executive with BCD Travel, most recently as president Asia/Pacific, until his retirement in 2009, and from 2001 to 2007 as chief executive officer. Prior to joining BCD Travel, he served as chief executive officer of Worldspan from 1995 to 1999. Additionally, he held senior executive positions with Homestore.com, American Express, Sabre Travel Services and American Airlines. He also served as chairman of TRX, Inc., a provider of travel technology, transaction processing and data integration services to the global travel industry, from 2001 to 2005. In deciding to nominate Mr. Buckman, the Board considered Mr. Buckman’s extensive experience overseeing and evaluating financial statements as a senior executive of various technology, travel and payment systems companies, his perspective regarding our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Mark A. Johnson, 61 Class I Director since 2003 If elected, term expires 2017	Mr. Johnson joined our Board of Directors in March 2003. Since September 2008, Mr. Johnson has served as a partner with Total Technology Ventures, a venture capital firm specializing in financial services. Mr. Johnson also serves as chairman of Venture Atlanta and member of the Board of Directors of the Technology Association of Georgia, as well as several other private companies. From February 2003 to January 2008, Mr. Johnson was vice chairman—mergers and acquisitions at CheckFree Corporation, an electronic payments company (a previously Nasdaq-listed company until it was acquired in December 2007 by Fiserv, Inc.), where he led and had direct oversight over business development and evaluating strategic growth opportunities. Mr. Johnson joined CheckFree in 1982 as vice president of operations. Additionally, Mr. Johnson was responsible for the development and launch of CheckFree’s commercial and consumer electronic funds transfer services and CheckFree’s electronic bill payment and bill presentment businesses; as well as the development of key strategic alliances and marketing initiatives. Mr. Johnson also served on the Board of Directors of CheckFree from 1982 to 2007. Mr. Johnson is also a founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies; has former experience with the Federal Reserve Bank of Cleveland and Bank One with responsibilities for checking and cash management operations; was a member of balance sheet committee of CheckFree; and also has public company audit committee experience. In deciding to nominate Mr. Johnson, the Board considered Mr. Johnson’s deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Steven T. Stull, 55 Class I Director since 2000 If elected, term expires 2017	Mr. Stull joined our Board of Directors in October 2000. Since 1992, Mr. Stull has served as president of Advantage Capital Partners, a private equity firm, which he co-founded, serving as the firm’s chief executive officer and directing investment policy, overall operations, strategic planning, and fundraising activities; overseeing investments and portfolio companies in the technology, business, financial and information services industries. Mr. Stull also serves as a director for numerous private companies, including serving as member of audit and compensation committees. Prior to founding Advantage Capital Partners, Mr. Stull served for nine years as an executive in the investment department of General American Life Insurance Company, heading its securities division and personally managing its high yield, convertible, and preferred stock portfolios. Mr. Stull also has experience as a chief financial officer of an information services company and has also worked within a commercial bank and a savings and loan association. In deciding to nominate Mr. Stull, the Board considered Mr. Stull’s experience, his perspective regarding our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

CONTINUING DIRECTORS

Andrew B. Balson, 47 Class II Director since 2005 Term expires 2015	Mr. Balson has served on our Board of Directors since June 2005. From 2000 until 2013, Mr. Balson served as a managing director at Bain Capital Partners, LLC, a private equity firm, where he had oversight of investments in portfolio companies; evaluated and had oversight of strategic acquisitions by Bain Capital and its portfolio companies in the software, business services and consumer industries. Mr. Balson also serves on the Board of Directors of Domino’s Pizza, Inc., where he chairs the compensation committee, and Bloomin’ Brands, Inc., where he chairs the compensation committee, as well as a number of other private company boards of directors. In addition to his over twelve years of experience as a managing director of Bain Capital, overseeing and evaluating investments and portfolio companies; Mr. Balson has former experience in the merchant banking group of Morgan Stanley & Co. and the leveraged buyout group of SBC Australia and served as a strategy consultant at Bain and Company. At the time of his election, the Board considered Mr. Balson’s experience, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Bruce R. Evans, 55 Class II Director since 2002 Term expires 2015	Mr. Evans joined our Board of Directors in May 2002. Since 1986, Mr. Evans has served in various positions with Summit Partners, including most recently as a managing director, where he oversees investments in portfolio companies in the technology, business and financial services industries, in North America, Europe and Asia; evaluates and oversees strategic acquisitions and dispositions by Summit Partners and its portfolio companies and serves as a director of the National Venture Capital Association. Mr. Evans also has prior experience in the data processing and national accounts divisions of International Business Machines Corporation. Mr. Evans also currently serves as a director of Casa Systems, and Multifonds (IGEFI Group). Mr. Evans has previously served as a director of optionsXpress Holdings, Inc., Unica Corporation and Hittite Microwave Corporation. Including these leadership roles, Mr. Evans has served as a director of more than thirty private and public companies, including as a member of audit, nominating, governance, investment and compensation committees and has substantial experience addressing corporate development, compensation, human resources, governance, management and growth strategy matters. Mr. Evans also serves as a member of the Vanderbilt University Board of Trustees and is Chairman of Summit Partners’ board of managers. At the time of his election, the Board considered Mr. Evans’ experience, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Jeffrey S. Sloan, 46 Class II Director since 2013 Term expires 2015	Mr. Sloan joined our Board of Directors in July 2013. Mr. Sloan has been with Global Payments Inc. (Global), a leading international payments technology company, since June 2010. He has served as president since June 2010, chief executive officer since October 2013, and a member of the board of directors of Global since January 2014. Prior to joining Global, Mr. Sloan served in several executive positions with Goldman Sachs Group, Inc. (Goldman) from 1998 to 2010, where he was a partner and the worldwide head of the financial technology group in New York. With Goldman, Mr. Sloan focused on mergers and acquisitions and corporate finance and pioneered the development of the firm’s payments practice in investment banking, where he led many of the landmark transactions in payments. Mr. Sloan is a trustee of Pace Academy, a private school in the Atlanta area, and serves on the boards of Camp Twin Lakes and the Metro Atlanta Chamber of Commerce. Mr. Sloan is also a board member of the Electronic Transactions Association (ETA), serves on the ETA finance committee and is the chairman of the ETA industry relations committee. At the time of his election, the Board considered Mr. Sloan’s nearly twenty years of experience in the financial services and payments industries, which contribute to his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Ronald F. Clarke, 58 Class III Director since 2000 Term expires 2016	Mr. Clarke has been our chief executive officer since August 2000 and was appointed chairman of our Board of Directors in March 2003. Mr. Clarke provides leadership and oversight to our Board of Director’s operations; helps establish the strategic direction for our numerous acquisitions both domestically and internationally; and has led the Company through extensive growth over the past fourteen years. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation. At the time of his election, the Board considered Mr. Clarke’s familiarity with our Company and industry through his service as our chief executive officer for the past fourteen years, his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Richard Macchia, 62 Class III Director since 2010 Term expires 2016	Mr. Macchia joined our Board of Directors in July 2010 and has served as chairman and financial expert of our audit committee since that date. Mr. Macchia served as chief financial officer and senior vice president of administration for Internet Security Systems, Inc., an information security provider, from December 1997 through October 2005, in which he oversaw financial functions, human resources, facilities and investor relations. Mr. Macchia remained employed with Internet Security Systems, Inc. during the following year to transition the chief financial officer role to his successor. Internet Security Systems, Inc. was acquired by International Business Machines Corporation in October 2006 and Mr. Macchia has been retired since that date. Prior to this, Mr. Macchia served in senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation (financial information services), First Financial Management Corporation (credit card authorization, processing and settlement services; healthcare claims processing services; and document management/imaging services). Earlier in his career, from 1973 to 1985, Mr. Macchia worked at KPMG LLP, an international accounting firm, ultimately serving as a partner in the audit and assurance practice for two years. Mr. Macchia has been a certified public accountant in good standing since 1976. At the time of his election, the Board considered Mr. Macchia’s over twenty years of experience in the financial and information services industry, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

BOARD OF DIRECTORS AND COMMITTEES

Our Board of Directors currently consists of eight members. Of our directors, seven—Messrs. Balson, Buckman, Evans, Johnson, Macchia, Sloan and Stull—are “independent directors” as defined under the New York Stock Exchange listing standards. Under our amended and restated bylaws, the number of directors will be determined from time to time by our Board of Directors.

The Board held five meetings in 2013 and each director attended at least seventy-five percent of all Board and applicable committee meetings. Our independent directors meet in executive session at each regularly scheduled in-person Board meeting, when deemed appropriate. The Board does not have a policy regarding directors’ attendance at annual meetings. One of our directors attended our 2013 annual meeting of stockholders.

Our Board has three standing committees: an audit committee, compensation, nominating and corporate governance committee (“compensation committee”), and an executive and acquisitions committee. Each committee has a written charter. The table below provides current membership and fiscal year 2013 meeting information for each of the Board committees.

Name	Audit		Compensation, Nominating and Corporate Governance		Executive and Acquisitions
Mr. Balson			X		X
Mr. Buckman	X
Mr. Clarke					X	*
Mr. Evans			X	*	X
Mr. Johnson	X				X
Mr. Macchia	X	*
Mr. Sloan					X
Mr. Stull			X

Total meetings during 2013	5		8		4

*	Committee Chairperson

Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

Our audit committee currently consists of Messrs. Buckman, Johnson and Macchia. Mr. Macchia is the chairman of the committee. Our Board has determined that each member of the committee meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Macchia qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules and regulations.

Our audit committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and

•	reviewing and approving related person transactions.

Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Compensation, Nominating and Corporate Governance Committee

Our compensation, nominating and corporate governance committee currently consists of Messrs. Balson, Evans and Stull. Mr. Evans is the chairman of the committee. Our Board of Directors has determined that each committee member meets the definition of “independent director” for purposes of the New York Stock Exchange rules (including the heightened independence requirements applicable to compensation committee members) and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation, nominating and corporate governance committee is responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•

annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the Board of Directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	screening and recommending to the Board of Directors individuals qualified to become executive officers; and

•	handling such other matters that are specifically delegated to the compensation, nominating and corporate governance committee by the Board of Directors from time to time.

Our Board of Directors has adopted a written charter for the committee, which is available on our website.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors.

Executive and Acquisitions Committee

Our executive and acquisitions committee consists of Messrs. Clarke (chairman), Balson, Evans, Johnson and Sloan. Between meetings of our Board of Directors, the executive and acquisitions committee has and may exercise the powers of the Board of Directors to act upon any matters which, in the view of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors, except for those powers expressly reserved to the Board. In particular, the executive and acquisitions committee may assist the Board of Directors in connection with capital expenditures, investments, acquisitions, financing activities and other matters. Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Board Leadership

Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the chairman of the Board and has served as such since 2003. We believe this leadership structure has been effective. Seven of our eight directors are independent, as described below under “Director Independence.” The members of our audit committee and compensation, nominating and corporate governance committee are also independent, as described above under “Audit Committee” and “Compensation, Nominating and Corporate Governance Committee.” We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, typically at the time of each regular Board meeting. The chairs of the independent Board committees rotate as presiding director, and the presiding director acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting. We believe that having a combined chairman and CEO, a Board with a majority of independent directors who meet regularly in executive session, and independent chairs for the Board’s audit committee and compensation, nominating and corporate governance committee provides the best form of leadership for FleetCor and our stockholders and provides an appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our CEO serve as chairman of the Board facilitates the Board’s decision making process because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees and customers.

Risk Oversight

Our Board is responsible for overseeing our risk management. Under its charter, the audit committee is responsible for discussing with management the annual internal audit plan, FleetCor’s major financial risk exposures, steps management has taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. The audit committee is also responsible for discussing with management and the independent auditors, periodically, normally on at least an annual basis, the independent auditors’ annual audit scope and plan and risk assessment and risk management policies. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation, nominating and corporate governance committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our Board will regularly engage in discussing the most significant risks and how the risks are being managed, and receive reports from senior management and from committee chairs. We believe that our leadership structure, as described above, supports the risk oversight function of the Board. While we have a combined chairman and CEO, independent directors chair the audit committee and compensation, nominating and corporate governance committee, which are involved with risk oversight.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the New York Stock Exchange on which our shares are traded.

Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the compensation, nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the compensation, nominating and corporate governance committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Balson, Buckman, Evans, Johnson, Macchia, Sloan and Stull meet the standards of independence under our director independence standards, and applicable New York Stock Exchange listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

COMPENSATION OF DIRECTORS

Those non-employee members of our Board of Directors not affiliated with Summit Partners (currently Messrs. Balson, Buckman, Johnson, Macchia, Sloan and Stull) receive compensation for serving as directors. Restricted stock awards for 3,000 shares of common stock to Messrs. Johnson and Macchia for 2013 service were made on January 23, 2013 and vested on January 1, 2014. Restricted stock awards for 1,500 shares of common stock to Messrs. Buckman and Sloan for 2013 service were made on July 25, 2013, due to their election to the Board of Directors in July 2013, and vested on January 1, 2014. Cash compensation in the amount of $20,000 was approved for the audit committee chairman, Mr. Macchia, for 2013 service at the January 23, 2013 compensation, nominating and corporate governance committee meeting and was paid in February 2014. The decision to provide cash compensation is reviewed on an annual basis. Messrs. Balson and Stull did not receive compensation for board service during 2013, but will receive compensation in 2014. All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Messrs. Clarke and Evans do not receive any compensation for service on our Board of Directors. Mr. Clarke’s compensation is described in “Compensation Discussion and Analysis.”

We believe restricted stock awards are an appropriate form of compensation for our directors because the value of the grants will increase as the value of our stock price increases, thus aligning the interests of these directors with those of our stockholders. The amount of these grants was determined based on our Board of Directors’ general experience with market levels of director compensation. We expect to continue to make annual grants of restricted stock to each of our non-employee directors (who are not otherwise affiliated with Summit Partners). Annual grants for director service are generally anticipated to have a value of approximately $175,000. The following table sets forth the total compensation granted to each person who received compensation as a director during 2013.

	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Michael Buckman	—	131,415	131,415
Mark A. Johnson	—	174,060	174,060
Richard Macchia	20,000	174,060	194,060
Jeffrey S. Sloan	—	131,415	131,415

(1)	On January 23, 2013, the compensation committee granted Messrs. Johnson and Macchia each 3,000 shares of restricted stock for their service on the Board of Directors during 2013, which vested on January 1, 2014. On July 25, 2013, the compensation committee granted Messrs. Buckman and Sloan each 1,500 shares of restricted stock for their service on the Board of Directors during 2013, which vested on January 1, 2014. The value for stock awards in this column represents the grant date fair value for the stock award granted in 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Messrs. Balson, Buckman, Evans, Johnson, Macchia, Sloan and Stull did not hold any stock option awards as of December 31, 2013.

DIRECTOR QUALIFICATIONS

The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The following factors, among others, are assessed when considering a director’s or nominee’s qualification:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding our business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board;

•	breadth of business and organizational skills, background and experience;

•

the number of other public company Boards on which each director serves to consider whether such other Board service impairs the director’s service by unduly limiting the director’s attendance, participation or effectiveness; and

•	“independence” as contemplated by applicable legal and regulatory requirements and in accordance with our guidelines and standards.

No director should serve on more than four other public company Boards, unless the compensation, nominating and corporate governance committee determines otherwise. Directors should advise the Chairman of the Board and the chair of the compensation, nominating and corporate governance committee in advance of accepting an invitation to serve on another public company Board.

The Board of Directors does not believe that it should limit the number of terms for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into FleetCor and its operations.

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.

SELECTION OF DIRECTOR NOMINEES

Our compensation, nominating and corporate governance committee is responsible for evaluating candidates for election to our Board of Directors. It also evaluates candidates for election to fill vacancies that may arise between annual meetings. The director qualifications referenced above under “Director Qualifications” are used to evaluate candidates. The committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board or its committees have specific unfulfilled needs. The committee considers candidates identified by the committee, other directors, executive officers and stockholders, and, if applicable, a third party search firm. Consideration would include determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees. The committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

We do not have a formal policy regarding Board diversity. Our compensation, nominating and corporate governance committee currently believes that, while diversity and variety of experiences and viewpoints represented on the Board should be considered, a director nominee should not be chosen or excluded solely or largely because of race, gender, national origin or sexual orientation or identity. In selecting a nominee, the committee focuses on skills, expertise or background that would complement the existing directors.

STOCKHOLDER RECOMMENDATIONS OF NOMINEES

The compensation, nominating and corporate governance committee of the Board of Directors considers recommendations for candidates for nomination to the Board of Directors by a stockholder. It will consider and evaluate candidates recommended by stockholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy statement for the next annual meeting. Our stockholders also have the right under our bylaws to directly nominate director candidates and should follow the procedures outlined in our bylaws.

To be timely, a stockholder’s notice to the corporate secretary regarding a direct nomination must be delivered and received no earlier than January 29, 2015, or later than February 28, 2015. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 29, 2015, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting.

Stockholder nominations must be addressed to: FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092, DIRECTOR CANDIDATE RECOMMENDATION.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2015 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be delivered and received no later than December 19, 2014 at the following address, FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Norcross, Georgia 30092, STOCKHOLDER PROPOSAL. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 29, 2015, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2015 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered and received no earlier than January 29, 2015, nor later than February 28, 2015. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 29, 2015, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at investor.fleetcor.com under Corporate Governance.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. We maintain on our corporate website a link explaining that stockholders and other interested parties who wish to communicate directly with the Board of Directors may do so by any of the following means:

Writing to the Board of Directors as a group or the non-management directors as a group at our headquarters mailing address to the attention of the Corporate Secretary:

Eric Dey

FleetCor Corporate Secretary

5445 Triangle Parkway, Suite 400

Norcross, GA, 30092

The Corporate Secretary reviews all written and emailed correspondence received from stockholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.

GOVERNANCE DISCLOSURES ON OUR WEBSITE

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com. In accordance with New York Stock Exchange rules, we may also make disclosure of the following on our website:

•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;

•

the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•

contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide any of the foregoing information without charge upon written request to Corporate Secretary, FleetCor Technologies, Inc., 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” and all persons known to us to own 5 percent or more of our outstanding common stock, as of February 7, 2014. Percentages are based on 82,479,701 shares outstanding as of February 7, 2014.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned(2)	Right To Acquire(3)	Total Securities Owned(4)	Percent of Outstanding Shares
Principal Stockholders:
Chestnut Hill Ventures, LLC(5)	5,021,829	—	5,021,829	6.1%
60 William Street, Suite 230
Wellesley, MA 02481
FMR, LLC(6)	5,403,990	—	5,403,990	6.6%
82 Devonshire Street, Boston, MA 02109
Lone Pine Capital LLC(7)	4,357,596	—	4,357,596	5.3%
Two Greenwich Plaza
Greenwich, CT 06830

Named Executive Officers and Directors:
Ronald F. Clarke(8)	728,283	2,083,332	2,811,615	3.3%
Eric R. Dey(9)	6,810	—	6,810	*
John S. Coughlin(10)	40,505	72,500	113,005	*
Todd W. House(11)	29,384	32,266	61,650	*
John A. Reed.(12)	2,535	—	2,535	*
Andrew Balson(13)	1,600	—	1,600	*
Michael Buckman(14)	8,100	—	8,100	*
Bruce R. Evans(15)	2,132,156	—	2,132,156	2.6%
Mark A. Johnson(16)	131,600	—	131,600	*
Richard Macchia(17)	12,376	—	12,376	*
Jeffrey S. Sloan(18)	3,100	—	3,100	*
Steven T. Stull(19)	59,837	—	59,837	*
Directors and Executive Officers as a Group (17 Persons)(20)	3,316,862	2,332,609	5,649,471	6.7%

*	Less than 1%
(1)	Unless otherwise noted, the business address for the individual is care of FleetCor Technologies, Inc., 5445 Triangle Parkway, Norcross, Georgia, 30092.
(2)	Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his spouse. Excludes shares that may be acquired through stock option exercises.
(3)	Includes shares that can be acquired through stock option exercises through April 8, 2014.
(4)	Includes common stock, restricted stock, and shares that can be acquired through stock option exercises through April 8, 2014.
(5)

This information was reported on a Schedule 13G/A filed by Chestnut Hill Ventures, LLC with the SEC on February 14, 2014. The Schedule 13G/A was filed on behalf of: (1) Chestnut Hill Ventures, LLC (“CHV”), a Delaware limited liability company, (2) Richard A. Smith, a citizen of the U.S. and member of the two-person Board of managers of CHV and (3) John G. Berylson, a citizen of the U.S. and member of the two-person Board of managers of CHV. The Schedule 13G/A reported that as of the close of business on December 31, 2013, the following shares were owned by the reporting persons: CHV is the direct beneficial owner of 1,941,370 shares of the Issuer’s Common Stock (such shares, the “CHV Shares”). As members of the two-person board of managers of CHV, each of Richard A. Smith and John G. Berylson may be deemed an indirect beneficial owner of the CHV Shares. Each of Richard A. Smith and John G. Berylson expressly disclaims beneficial ownership of the CHV Shares. Richard A. Smith is the indirect beneficial owner of (i) 2,228 shares of the Issuer’s Common Stock as a co-trustee of the Marian Realty Company Trust, (ii) 1,220 shares of the Issuer’s Common Stock as a co-trustee of the Richard and Susan Smith Family Foundation, (iii) 508 shares of the Issuer’s Common Stock as a co-trustee of the Richard and Susan Smith 1990 Charitable Trust, (iv) 1,002,179 shares of the Issuer’s Common Stock as a co-trustee of the Trust UWO Philip Smith FBO Richard A. Smith, (v) 20,789 shares of the Issuer’s Common Stock as a co-trustee of the Richard A. Smith 1992 Trust, (vi) 2,667 shares of the Issuer’s Common Stock as a co-trustee of the Susan F. Smith 2000 Trust and (vii) 4,859 shares of the Issuer’s Common Stock as a co-trustee of the Smith Management Company Trust. John G. Berylson is the direct beneficial owner of 1,101,536 shares of the Issuer’s Common Stock. John G. Berylson is the indirect beneficial owner of (i) 870,960 shares of the Issuer’s Common Stock as a co-trustee of the Amy Smith Berylson Grantor Retained Annuity Trust, (ii) 23,380 shares of the Issuer’s Common Stock as a co-trustee of the Amy Smith Berylson 1998 Grantor Retained Annuity Trust F/B/O Jennifer Berylson Block, (iii) 833 shares of the Issuer’s Common Stock as a co-trustee of the Amy Smith Berylson 1998 Grantor Retained Annuity Trust F/B/O James Berylson, (iv) 23,380 shares of the Issuer’s Common Stock as a co-trustee of the Amy Smith Berylson 1998 Grantor Retained Annuity Trust F/B/O Elizabeth Berylson, (v) 24,700 shares of the Issuer’s Common Stock as a co-trustee of the Amy Smith and John G. Berylson Charitable Foundation and (vi) 1,220 shares of the Issuer’s Common Stock as a co-trustee of the Richard and Susan Smith Family Foundation.
(6)

This information was reported on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2014. The Schedule 13G/A reported the following ownership of FleetCor shares: Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, beneficially owned, had sole dispositive power and sole voting power with respect to 4,433,095 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each had sole power to dispose of the 4,433,095 shares. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC beneficially owned, had sole dispositive power and sole voting power with respect to 657,654 shares. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each had sole power to dispose of the 657,654 owned by the SelectCo Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc. is a wholly-owned subsidiary of FMR LLC. As such, FMR LLC’s beneficial ownership includes 386 shares, beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, had beneficial owner of 62,872 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each had sole dispositive power over 62,872 shares and sole power to vote or to direct the voting of 62,872 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC had beneficial ownership of 202,383 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each had sole dispositive power over 202,383 shares and sole power to vote or to direct the voting of 202,383 shares managed by PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL had beneficial ownership of 47,600 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FIL had sole dispositive power over 47,600 shares owned by the International Funds. FIL had sole power to vote or direct the voting of 43,800 shares and no power to vote or direct the voting of 3,800 shares of Common Stock held by the International Funds.
(7)	This information was reported on a Schedule 13G/A filed by Lone Pine Capital LLC with the SEC on February 14, 2014. The Schedule 13G/A was filed on behalf of the following Summit entities: (1) Lone Pine Capital LLC, a Delaware limited liability company (“Lone Pine Capital”), which serves as investment manager to (2) Lone Spruce, L.P., a Delaware limited partnership (“Lone Spruce”), (3) Lone Balsam, L.P., a Delaware limited partnership (“Lone Balsam”), (4) Lone Sequoia, L.P., a Delaware limited partnership (“Lone Sequoia”), (5) Lone Cascade, L.P., a Delaware limited partnership (“Lone Cascade”), (6) Lone Sierra, L.P., a Delaware limited partnership (“Lone Sierra”), (7) Lone Cypress, Ltd., a Cayman Islands exempted company (“Lone Cypress”), (8) Lone Kauri, Ltd., a Cayman Islands exempted company (“Lone Kauri”) and (9) Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company (“Lone Monterey Master Fund”, and together with Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund, the “Lone Pine Funds”), with respect to the Common Stock directly held by each of the Lone Pine Funds; and Stephen F. Mandel, Jr. (“Mr. Mandel”), the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital, with respect to the Common Stock directly held by each of the Lone Pine Funds, , and reported that each of the reporting persons beneficially owned and had shared voting and dispositive power with respect to 4,357,596 shares.
(8)	Includes 350,282 shares of common stock, vested options of 2,083,332 and 378,001 shares of restricted stock subject to vesting requirements.
(9)	Includes 5,210 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(10)	Includes 38,905 shares of common stock, vested options of 72,500 and 1,600 shares of restricted stock subject to vesting requirements.
(11)	Includes 11,910 shares of common stock, vested options of 32,266 and 17,474 shares of restricted stock subject to vesting requirement
(12)	Includes 935 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(13)	Includes 1,600 shares of restricted stock subject to vesting requirements.
(14)	Includes 6,500 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(15)	Represents shares held by the Summit Partners entities. Mr. Evans is a member of the general partner of and is on the investment committee for Summit Partners, L.P. and as a result may be deemed to beneficially own the shares owned by the Summit Partners entities. Mr. Evans disclaims ownership of the shares held by the Summit Partners entities except to the extent of his pecuniary interest therein.
(16)	Includes 130,000 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(17)	Includes 10,776 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(18)	Includes 1,500 shares of common stock and 1,600 shares of restricted stock subject to vesting requirements.
(19)	Represents 58,237 shares of common stock held by Advantage Capital Financial Company, LLC and related entities and 1,600 shares of restricted stock subject to vesting requirements. Mr. Stull has shared voting power with respect to such shares of common stock and as a result may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest therein. Advantage Capital Financial Company LLC is a private equity fund that invests on behalf of other investors.
(20)	In addition to the officers and directors named in this table, five other executive officers are members of this group.

COMPENSATION DISCUSSION AND ANALYSIS

2013 Executive Overview

As discussed in our Management Discussion and Analysis contained in our annual report on Form 10-K for 2013, we accomplished the following:

•	Reported revenues, net of $895 million, an increase of 27% over 2012

•	Reported adjusted net income per diluted share of $4.05, an increase of 35% over 2012

•	Since IPO in December of 2010, the Company has grown adjusted net income per diluted share (on a pro forma basis in 2010) over the prior year 31%, 38% and 35%, in 2011, 2012 and 2013, respectively.

•	Exited the fourth quarter of 2013 with approximately $1 billion of run rate revenues, net, for the first time in the Company’s history.

•

2013 was the largest business development year in the Company’s history, closing seven announced acquisitions, signing six distinct partnership deals globally and becoming deeper and better positioned in Brazil, a key market for the Company. The Company also expanded our presence in Canada with two new private label partnerships. The Company also furthered its position in the telematics space in its North American segment.

•	Grew the Company’s stock price from $53.65 on December 31, 2012 to $117.17 on December 31, 2013, an increase of over 118%, leading all other public companies in our sector.

The reconciliation of adjusted net income per share to our GAAP numbers is provided on page 67 of our Form 10-K for the years ended December 31, 2013, 2012 and 2011, as well as in Appendix B to this proxy statement for the years ended December 31, 2013, 2012, 2011 and 2010 (on a pro forma basis). The $1 billion of revenues, net run rate is calculated as fourth quarter 2013 revenues, net provided on page 110 of our Form 10-K for the year ended December 31, 2013 multiplied by four.

Overview of Compensation Program

The compensation committee of our Board of Directors is responsible for establishing and implementing our compensation philosophy, as detailed below. Our compensation committee evaluates and determines the levels and forms of individual compensation for our executive officers, including salaries, cash incentive compensation, bonuses and equity incentive compensation. Our compensation committee reviews and approves compensation for our executive officers periodically, generally in the first quarter of each fiscal year, based on each executive officer’s performance and our overall performance during the most recent fiscal year. The committee designs the program with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. In addition, our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers (other than himself).

Compensation Philosophy

Our executive compensation program is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward those individuals for the achievement of our financial and strategic goals, to retain those individuals who contribute to the success of our business and to align the interests of those individuals with those of our stockholders. We believe that annual cash incentive compensation should be linked to metrics that create value for our stockholders and the ownership by management of equity interests in our business is an effective mechanism for providing long-term incentives for management to maximize gains for stockholders.

Our executive compensation programs are materially aligned with short and long-term Company performance and these programs include best practices designed to reflect sound corporate governance. They incent and reward our executives for achievement of short-term goals aligned with the fiscal year operating plan (annual cash incentive program) and achievement of long-term goals measured over a multi-year period (long-term equity incentive plan). In support of our long-term goals, we incent and reward our executives with performance-based restricted stock to be earned based on (1) multiple financial and performance measures (performance shares) and (2) our annual company-wide performance for achieving adjusted net income per diluted share (EPS shares). We believe the performance shares and EPS shares align the interests of executives with those of our stockholders. Also in support of our long-term goals, we incent our executives with time-based stock option awards, typically at the time of their hiring.

Target achievement criteria under our short-term and long-term incentive programs in 2013 are 100% performance-based, with the exception of new hire stock option grants made during the year which have time based vesting criteria) and our long-term incentives are 100% stock-based, so that the value of the shares earned fluctuates with stock price during the performance and vesting periods. Executives are also subject to stock ownership guidelines, and the shares they are required to hold under that program also fluctuate with stock price.

•

In aggregate for fiscal year 2013, the Named Executive Officers (as set forth in the Summary Compensation Table below) earned 72% of target for the annual cash incentive program, excluding discretionary bonus amounts. These payouts were a result of achieving specific profitability, adjusted cash net income earnings per share, and individual goals set in March 2013. These performance goals are disclosed later in this Compensation Discussion and Analysis.

•

In aggregate, executives earned 53% of targets for the long-term equity incentive plan in connection with the performance based restricted share awards utilizing financial measures. The payouts were a result of achieving specific adjusted net income per diluted share and personal performance goals, with certain awards containing additional time based vesting criteria. The value of the restricted awards changes as our stock price changes, thereby continuing to align executive and shareholder interests.

•

In the fourth quarter of 2013, for Mr. Clarke, and in fiscal year 2014 for the other NEOs, the compensation committee, after considering market data and overall Company performance, granted new long-term incentive awards with a combination of performance and time based vesting requirements.

We will continue to evaluate our plans every year against various sets of market data to align our pay practices with performance.

In the paragraphs that follow, this compensation discussion and analysis describes the compensation policies and programs, the material compensation decisions we have made under those programs and policies and the material factors that we have considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in 2013 to the following individuals, to whom we refer to as our “named executive officers” or “NEOs” for purposes of this proxy statement. The discussion below is intended to explain the detailed information provided in the tables contained in this section and to put that information into context within our overall compensation program.

Our named executive officers for 2013 are:

Ronald F. Clarke—President and Chief Executive Officer

Eric R. Dey—Chief Financial Officer

John S. Coughlin—Executive Vice President—Global Corporate Development

Todd W. House—President North America Fuel Cards

John A. Reed—Global Chief Information Officer

Overview of Elements of Compensation

As discussed in further detail below, our compensation program consists of the following five principal components:

•	Base salary. Base salaries for our named executive officers are reviewed annually.

•

Annual cash incentive compensation. Our named executive officers typically have the opportunity to earn annual cash incentive compensation based on (1) achievement of company-wide financial performance goals for the year and/or (2) achievement of individual or business unit performance goals.

•

Discretionary bonus. At the complete discretion of our compensation committee, with recommendations from our chief executive officer other than for himself, our named executive officers may be awarded a discretionary bonus.

•

Long-term equity incentive awards. We grant equity awards to our named executive officers as long-term incentives. We endeavor to align a significant portion of our named executive officers’ compensation to our ongoing success and aligned with the returns provided to our stockholders.

•

Benefits and perquisites. We provide various health and welfare benefits to all of our employees. We provide a 401(k) plan to all of our U.S. employees. We also provide minimal perquisites to our named executive officers, as described below. Our named executive officers do not participate in any non-qualified deferred compensation plans or defined benefit pension plans.

Role of the Independent Compensation Consultant

The compensation committee retained Mercer LLC (“Mercer”) as its compensation consultant, during 2013. The consultant takes guidance from and reports directly to the compensation committee. The consultant advises the compensation committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including Named Executive Officers. At the request of the compensation committee and to provide context for the compensation committee’s compensation decisions made for 2014, the consultant performed the following services for the compensation committee during the second half of 2013:

•

Assessed the Company’s executive compensation programs and long-term incentive design in relation to identified performance-based and industry-based peer groups and proposed a go-forward plan for key executives, including executive officers;

•

With input from the Company, constructed two peer groups for the compensation committee’s review: A performance-based group that consists of organizations with similar financial performance characteristics to the Company and an industry-based group that consists of organizations with similar businesses to that of the Company;

•

Conducted a market review and analysis for the Named Executive Officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries; and

•	Attended compensation committee meeting to discuss these items with the compensation committee in 2013.

The same individual consultant was retained throughout the year. The compensation consultant performed no services for the Company that were not executive or director compensation related during 2013.

Compensation Consultant Conflict of Interest and Independence Assessment

In light of new SEC and NYSE rules, we requested and received information from Mercer addressing independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the compensation committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the compensation committee concluded that the work of Mercer did not raise any conflict of interest.

Peer Groups

We considered the compensation levels, programs, and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer groups listed below were utilized for this purpose. As discussed previously, the compensation committee along with the compensation consultant has identified two peer groups; a performance-based group that consists of organizations with similar financial performance characteristics to the Company and an industry-based group that consists of organizations with similar businesses to that of the Company. We believe that we compete for talent with companies in each of these identified peer groups. We believe that identification of peer groups both in our industry and with comparable performance and market capitalization is useful in analyzing our payment practices and compensation programs. While we are comparable to other companies in our industry in terms of product offerings, we lead the industry and our sector in performance and total stockholder return in the past year, which may create a disconnect in how the compensation committee and market evaluate our payment practices for our industry. Thus, we believe it useful to compare ourselves to companies with similar three year performance rests, in addition to companies in our industry. The peer groups used by the compensation committee in 2013 for the establishment of 2014 compensation were developed by Mercer, based on input from management and approved by the compensation committee on October 23, 2013.

Our performance based peer group was identified considering the sales, market capitalization, earnings before interest and taxes (EBIT) and EBIT margins on a one year and compounded three year basis of companies that also ranked in the top quartile for each of the performance metrics and companies with market capitalizations ranging from $5—$18 billion. Our identified performance based peer group includes the following companies:

	Sales 3 YR CAGR	EBIT 3 YR CAGR	Cash Flow 3 YR CAGR	Market Value 3 YR CAGR
Affiliated Managers Group Inc.	86%	76%	83%	87%
American Capital Agency Corp	98%	98%	96%	96%
Borgwarner Inc.	81%	92%	84%	78%
CF Industries Holdings Inc.	88%	93%	92%	78%
Colfax Corp	97%	94%	80%	96%
Equinix Inc.	86%	80%	76%	81%
Fossil Group Inc.	81%	77%	78%	82%
Green Mountain Coffee Roasters	95%	95%	95%	87%
Hollyfrontier Corp	94%	100%	98%	94%
Ingredion Inc.	80%	80%	89%	77%
LinkedIn Corp	97%	99%	97%	99%
Markwest Energy Partners LP	83%	97%	99%	89%
Ocwen Financial Corp	86%	86%	95%	93%
Oil States International Inc.	85%	90%	89%	82%
Polaris Industries Inc.	84%	87%	78%	89%
PVH Corp	89%	83%	84%	87%
Rackspace Hosting Inc.	85%	88%	78%	78%
Sunoco Logistics Partners LP	89%	87%	77%	85%
Ulta Salon Cosmetics and Fragrances	81%	90%	82%	92%
Under Armour Inc.	86%	79%	78%	90%
United Continental Holdings Inc.	87%	83%	90%	86%
Median	86%	88%	84%	87%
FleetCor Technologies Inc.	83%	78%	79%	87%

Note: All financial data effective as of most recent fiscal year end (with the exception of market capitalization, which is based on August 2013 month end prices).

Our industry based peer group was identified by considering publicly traded companies that have a business that is similar to the Company’s. At the time the peer group was constructed, our market capitalization (“market cap”) fell near the median of the group as a whole.

	Sales	Market Cap	EBIT	EBIT Margin
ACI Worldwide Inc.	$667	$1,925	$120	18%
Alliance Data Systems Corp	$3,641	$9,539	$974	27%
Fidelity National Information Services	$5,808	$12,987	$1,079	19%
Fiserv Inc.	$4,482	$12,524	$1,069	24%
Global Payments Inc.	$2,204	$3,601	$407	18%
Green Dot Corp	$546	$751	$72	13%
Heartland Payment Systems	$2,013	$1,361	$110	5%
Henry (Jack) & Associates	$1,027	$4,255	$236	23%
Intuit Inc.	$4,151	$18,864	$1,197	29%
Moneygram International Inc.	$1,341	$1,174	$176	13%
Total System Services Inc.	$1,871	$5,241	$359	19%
Vantiv Inc.	$1,863	$3,838	$316	17%
Verifone Systems Inc.	$1,886	$2,151	$242	13%
Wex Inc.	$623	$3,109	$252	40%
Median	$1,879	$3,720	$284	19%
FleetCor Technologies Inc.	$708	$8,438	$327	46%

Note: All financial data effective as of most recent fiscal year end (with the exception of market cap, which is based on August 2013 month end prices).

The compensation committee will periodically review and updates the list of companies comprising the peer group to ensure it provides an appropriate marketplace focus.

During the second half of 2013 and for use with consideration and setting 2014 compensation, the independent consultant collected and analyzed comprehensive market data for the compensation committee’s use. The consultant presented to the compensation committee market figures based each company in the performance- based and industry-based peer groups, as well as the 25th, 50th and 75th percentile of each respective peer group, to determine market for base salary, target short-term incentive opportunity and long-term incentive opportunity. The consultant used peer group proxy data as the primary data source and supplemented it as necessary with general industry information from an executive compensation database. The compensation committee reviewed the data for each of the Named Executive Officers for purposes of setting each of the elements of 2014 compensation and then made individual compensation decisions, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning, based upon each peer group. The compensation committee did not target any particular quartile or percentage in making compensation decisions. As a result, actual pay opportunities for our executives may be higher or lower than the median indicated by the peer groups.

Additionally, the compensation consultant presented the following conclusions and recommendations related to the design of our long-term incentive based compensation programs, which the compensation committee accepted and/or implemented immediately within our policies for determining long-term incentive based compensation on a go forward basis. The compensation consultant’s specific conclusions are recommendations were as follows:

•

Long-term incentive vehicle usage. A mix of performance shares and stock options is an excellent way to link rewards to shareholder value creation, and the compensation consultant advised the continued usage of these vehicles.

•

Vehicle value mix. The market typically delivers a higher percentage of awards (in terms of value) in the form of performance shares than FleetCor. The market data indicates a higher weighting of performance based shares than stock options. As such, the compensation committee is considering the compensation consultant’s recommendations regarding the value split of performance based restricted stock and time based stock options.

•

Long-term equity incentive grant value. The compensation consultant recommended that the compensation packages should consider market data, but should also reflect the uniqueness of the Company, its history and its future, indicating that strong historical performance can, to some degree, justify a higher than market compensation structure for executives, while cautioning that shareholders are investing based on future performance. The compensation consultant recommended that the compensation committee should consider shifting to a consistent annual long-term incentive target value delivery approach, in which awards ultimately realize value (or not) based on organizational performance. The compensation committee has considered this recommendation and will continue to grant long-term incentive compensation based upon organizational performance.

The compensation committee considered the specific conclusions and recommendations of the compensation consultant above when setting 2014 compensation for our executives, as well as for awarding long-term incentive plan stock grants during the fourth quarter of 2013.

The role of say-on-pay votes

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At our annual meeting of stockholders held in May 2011, a substantial majority, 96%, of the votes cast on the say-on-pay proposal at that meeting, were voted in favor of the proposal. Given this very high level of support received in our most recent say-on-pay proposal, and given there was limited discussion of the matter raised by stockholders at the 2012 or 2013 annual shareholders meetings or otherwise, the compensation committee believes this affirms stockholders’ support of our approach to executive compensation, and the Company did not change its approach in 2013. The compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. A say-on-pay vote is being held at this annual meeting of stockholders. The Board is recommending that stockholders vote for the approval of executive compensation at the annual meeting.

Determining Compensation for the Named Executive Officers

The compensation committee is responsible for administering our compensation practices and making decisions with respect to the compensation paid to our named executive officers. Prior to August 2013, the compensation committee had not retained the services of a compensation consultant. Historically, compensation for our executive officers has been individualized, impacted by arm’s-length negotiations at the time of employment, and based on a variety of factors, including:

•	our compensation committee’s evaluation of the competitive market based on its general market experience;

•	the roles and responsibilities of our executives, including the role’s impact to creating value for our stockholders;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the individual performance of our executives during the year and the historic performance levels of our executives;

•	our overall financial performance;

•	our financial condition and available resources; and

•	our need for a particular position to be filled.

As discussed above, the compensation committee has retained an independent compensation consultant to assist it in making compensation decisions beginning in the second half of 2013. As discussed above, the compensation committee considered the recommendations and conclusions of the compensation consultant for setting 2014 compensation for our executives. The compensation committee also considered the specific conclusions and recommendations of the compensation consultant when it determined long-term incentive plan stock grants awarded during the fourth quarter of 2013.

Our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers who report directly to him (including the Named Executive Officers), the Company’s performance relative to goals approved by the compensation committee, individual performance versus personal objectives and other individual contributions to the Company’s performance. When discussing performance evaluations and setting compensation levels for our executive officers, the compensation committee works closely with our chief executive officer; however, the compensation committee has the discretion to reject or modify the recommendations of our chief executive officer. Our chief executive officer does not participate in determining or recommending the amount of his own compensation.

Our chief executive officer annually evaluates the executive officers’ performance with the compensation committee and makes recommendations for base salary, cash incentive awards and grants of long- term equity incentive awards for all executive officers, other than himself. Based on these recommendations from our chief executive officer and in consideration of the objectives described above, market data provided by Mercer, and the principles described below, the compensation committee determined and approved the annual compensation packages of all our executive officers.

Compensation mix and how each element fits into our overall compensation objectives

The compensation committee strives to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our compensation objectives. Our compensation committee does not have any formal policy for allocating compensation between short-term and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our mix of compensation elements is designed to reward recent results, motivate long-term performance and align our executives’ interests with those of our stockholders. We achieve this through a combination of cash and equity awards. Base salary and benefits are designed to provide a secure level of cash compensation. Annual cash incentive awards are designed to reward recent results. These awards support our annual operating plan and are earned only if we meet the performance goals established by the compensation committee. Discretionary bonuses are designed to reward for performance above and beyond our operating plan or to round payments to a specific award amount. These bonuses are awarded at the discretion of the compensation committee.

Equity awards are our chosen vehicle to motivate long-term performance and align our executives’ interests with those of our stockholders. Equity awards are granted in the form of stock options and performance-based restricted stock. Stock options have value for our executives only if our stock price increases. Some performance-based restricted stock has value to our executives only if the executive meets the performance goal established by the compensation committee. Other performance-based restricted stock has value to our executives only if the Company meets its performance metrics (e.g., earnings per share).

While we have typically provided cash compensation (base salary) and a cash incentive opportunity to each executive in each year, we have not historically provided equity compensation to each executive on an annual basis. We make equity grants designed to encourage a specific performance goal or to reward an executive for extraordinary performance in a particular year. In determining the size of an equity award the compensation committee considers relative job responsibility, the value of existing unvested awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring and availability of shares in our pool. The compensation committee considers cash compensation and equity compensation separately, and therefore the grant of an equity award in one year does not impact the potential cash compensation to that executive for the same year.

The compensation committee applies the same compensation policies to all of our executive officers with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. The ultimate compensation levels earned by the named executive officers reflect the application of these policies to the varying roles and responsibilities of the executives. Generally, the greater the responsibility of the executive and the greater the potential impact of the executive on revenue and net income growth, the higher the potential compensation that can be earned by the executive. In addition, the compensation committee is aware of the competitive market for executive compensation based upon market data provided by Mercer, which reflects a meaningful variation between the chief executive officer and other executive positions for each element of compensation.

Our chief executive officer has the greatest responsibility in managing and driving the performance of our company. He joined our company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 60 acquisitions of businesses and commercial account portfolios, growing our revenue from $33.0 million in 2000 to $895.2 million in 2013. As a result of our compensation committee’s assessment of our chief executive officer’s role and responsibilities within our company, his nearly thirteen years of service to our company and the competitive market for chief executive officer compensation, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Components of Compensation

Historically, we have not applied specific formulas to set compensation, nor have we sought to benchmark our compensation programs against similarly situated companies. However, beginning with compensation decisions for 2014, the compensation committee engaged Mercer to help benchmark the Company’s payment practices against other companies in our performance-based and industry-based peer groups. In 2013, the compensation committee also considered the specific conclusions and recommendations of the compensation consultant for long-term incentive plan stock grants awarded during the fourth quarter of 2013. The components of compensation include base salary, annual cash incentive compensation, discretionary bonuses, long-term equity incentive awards and benefits and perquisites are set forth below.

Base salary

Initial base salaries for our executive officers are typically negotiated at arm’s-length at the time of hiring. Base salaries are reviewed annually and adjusted from time to time, taking into account individual responsibilities, individual performance for the year, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market, based on its general market experience. No particular weight is assigned to each factor. In 2013, our compensation committee completed their review and accordingly, Messrs. Clarke, Dey, House and Coughlin received base salary increases effective January 1, 2013.

Annual Salaries
Executive	2012 Salary	2013 Salary	Increase
Ronald F. Clarke	$800,000	$875,000	9%
Eric R. Dey	$300,000	$325,000	8%
John S. Coughlin	$300,000	$325,000	8%
Todd W. House	$300,000	$325,000	8%
John A. Reed(1)	—	$300,000	—

(1)	Mr. Reed was hired as Global Chief Information Officer effective July 1, 2013, with a beginning annual salary of $300,000. He received $150,000 in 2013.

Bonus

The compensation committee may also grant discretionary bonuses based on its subjective evaluation of company performance and the executive officers’ performance during the year. Discretionary bonus grants to the named executive officers for 2013 performance are discussed below.

Annual cash incentive compensation

Our compensation committee typically provides for an annual cash incentive program for our executive officers. The annual cash incentive program is intended to compensate our executive officers for achieving company-wide and/or individual or business unit performance goals that are important to our success during the fiscal year. Certain goals, which tie directly to our operating budget, we believe, are attainable with good performance. Other goals, which we refer to as “stretch targets”, are considered far more difficult to achieve and in general require extraordinary performance to attain. Our compensation committee approves all targets and payouts, in consultation with our chief executive officer. Executives are eligible for payments only if they are employed by us both on the last day of the applicable fiscal year and on the actual payment date of the incentive award.

In March 2013, the compensation committee approved our 2013 annual cash incentive program for our executive officers employed at that time. The primary objectives of the program were to provide an incentive for superior work, to motivate our employees toward even higher achievement and business results, to tie our employees’ goals to Company performance and to enable us to attract and retain highly qualified individuals.

The annual cash incentive program was intended to compensate our executives for the achievement of both our annual financial goals and individual or business unit performance objectives, as outlined below, and was structured to result in significant compensation payouts if targets were achieved. Our compensation committee set the target payout levels, generally as a percentage of base salary, for the executive officers based on recommendations from the chief executive officer (except with respect to his own level). The compensation committee determined these target payout levels based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact on revenue and net income growth. Mr. Clarke’s target payout level was set at 100% of his base salary and had the opportunity to earn an additional 60% based on stretch goals. Mr. Dey’s target payout level was set at 50% of his base salary and had the opportunity to earn an additional 20% based on stretch goals. Mr. Coughlin’s target payout level was set at 50% of his base salary and had the opportunity to earn an additional 50% based on stretch goals. Mr. House’s target payout level was set at 50% of his base salary and had the opportunity to earn an additional 17% based on stretch goals. Mr. Reed’s bonus objective were not set during the year due to mid-year hiring and thus, in accordance with his offer letter, was eligible to receive $50,000, or 33% of his annual salary, prorated for the period during 2013 in which he was employed by the Company. In addition, if performance goals are not achieved by each named executive officer, he may receive no payment under our annual cash incentive program.

2013 Performance goals and results. Our compensation committee structured the 2013 annual cash incentive program to include a combination of company-wide, business unit and individual performance goals, as appropriate, for the named executive officers. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the executive and his performance in attaining those objectives. Our named executive officers prepare recommendations regarding their individual or business unit performance goals, which are reviewed by our chief executive officer and approved by the compensation committee.

The 2013 performance goals for each named executive officer that participated in the program are described below. Certain of these goals could be paid out in amounts up to 200% of the individual target amounts for performance exceeding objectives. Other goals could be paid out in amounts as low as 50% of the individual target amounts if actual performance achieved minimum thresholds. Certain of these goals are based on achieving earnings per share target based on adjusted net income. Adjusted net income is GAAP net income adjusted to eliminate non-cash stock-based compensation expense related to share-based compensation awards, amortization of deferred financing costs and intangible assets, amortization of the premium recognized in the purchase of receivables and adjusted for the income tax effect of such items. The reconciliation of adjusted net income per share to our GAAP numbers is provided on page 67 of our Form 10-K for the fiscal year ended December 31, 2013.

Mr. Clarke was eligible to receive (i) 40% of his target award, or $350,000, if we achieved a 2013 adjusted net income per diluted share of $3.71, (ii) 40% of this target award, or $350,000, if we achieved growth targets through acquisitions and new partner deals, (iii) 10% of his target award, or $87,500, if we achieved organizational expansions in certain of our product offerings in certain of our businesses, and (iv) 10% of his target award, or $87,500, for the successful recruitment of two new directors to the Board of Directors. The Company achieved adjusted net income per diluted share of $4.05 for the year ended December 31, 2013 and exceeded the target performance described in (i) above and Mr. Clarke attained 200%, or $700,000, of this award. Mr. Clarke attained 150% of his award described in (ii) above, or $525,000, by closing a prescribed number of acquisitions and new partner deals in 2013. Mr. Clarke attained 50%, or $43,750, of his award described in (iii) above with the achievement of a portion of the expansion targets prescribed in 2013 and 100% of the award described in (iv) above, or $87,500.

Mr. Dey was eligible to receive (i) 20% of his target award, or $32,500, with the successful extension of our credit facility with prescribed terms, (ii) 40% of his target award, or $65,000, if we achieved growth targets through acquisitions and those acquired businesses delivered on their stub period budgets, (iii) 20% of his award, or $32,500, for the successful hiring of key executives in certain of our businesses, and (iv) 20% of his target award, or $32,500, for the signing of a specified type of service provider, and with the signing, achieving prescribed cost savings over the prior period. The target performance described in (i) and (iii) above were achieved and Mr. Dey attained 100%, of each of these awards, totaling $65,000. Mr. Dey attained 150% of his award described in (ii) above, or $97,500, by closing a prescribed number of acquisitions during 2013 that also met their budgeted profit plans for the year. Mr. Dey did not attain the target for his award described in (iv) above.

Mr. Coughlin was eligible to receive 100% of his target award, or $162,500, by closing a prescribed number of acquisitions in 2013. Mr. Coughlin exceeded his target number of new acquisitions closed and achieved 150% of his target award, $243,750.

Mr. House was eligible to receive (i) 34% of his target award, or $55,250, if he achieved certain profitability results in businesses he directly manages, (ii) 33% of his target award, or $53,625, if he achieved certain sales targets in three certain products, equally weighted, for which he directly manages, and (iii) 33% of his target award, or $53,625, if he achieved certain volume growth targets associated with two certain product offerings, equally weighted, that he directly manages. Mr. House exceeded the target performance described in (i) above and attained 150%, or $82,875, of this award. Mr. House achieved two of three sales targets described in (ii) above and attained 67%, or $35,750, of this award. Mr. House achieved one of the two volume growth targets described in (iii) above and attained 50%, or $26,813, of this award.

The annual incentive award amounts earned by each named executive officer under our cash incentive program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2013.

2013 Discretionary bonuses. The compensation committee determined to award additional discretionary bonuses to certain of our named executive officers for 2013. The compensation committee determined to award a discretionary bonus to Mr. Clarke of $143,750 in recognition of the Company’s continued strong performance. In addition, Messrs. Dey, Coughlin and House received discretionary bonuses of $12,500, $81,250 and $29,384, respectively. For Mr. Dey, the compensation committee determined to award a discretionary bonus in recognition of his exemplary performance in 2013. Mr. Coughlin received a discretionary bonus in recognition of significantly exceeding his target annual incentive objectives during 2013, closing seven acquisitions in 2013. Mr. House received a discretionary bonus in recognition of the continued growth and performance of businesses he manages over previous years.

Mr. Reed was eligible to receive a $50,000 bonus based on the terms of his offer letter dated June 19, 2013, Mr. Reed’s bonus objective were not set during the year due to mid-year hiring and thus, in accordance with his offer letter, he was eligible to receive and was paid $50,000, or 33% of his annual salary, prorated for the period during 2013 in which he was employed by the Company.

The discretionary bonus amounts earned by each named executive officer for 2013 are included in the Bonus column in the Summary Compensation Table.

2014 Annual cash incentive program. The compensation committee has approved a 2014 annual cash incentive program that is materially consistent with our 2013 program. Each executive officer will have the opportunity to earn a target award based on Company-wide targets and/or individual targets. In March 2014, the compensation committee approved the 2014 annual cash incentive program based upon the recommendations of our chief executive officer, considering the results of the analysis presented by the compensation consultant.

Long-term equity incentive awards

The goal of our long-term, equity-based incentive awards is to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. Many of our equity awards require achievement of performance goals for the awards to vest. For other awards, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers through the vesting period of the awards. We have not historically provided equity awards (in the form of stock options or performance-based restricted stock) to our executives on an annual basis. In 2010, the compensation committee established a three-year program to award performance-based restricted stock to executive officers based on Company-wide performance (e.g. EPS) in 2011, 2012 and 2013. This compensation committee decided to continue this program through 2014.

We typically use equity awards to compensate our executives in the form of (1) initial grants in connection with the commencement of employment and additional “refresher” grants when an executive has vested in his or her existing grants and (2) grants designed to encourage specific performance goals. To date there has been no set program for the award of refresher grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or for other circumstances. Our compensation committee has established a pool of shares available for equity awards. All awards are subject to the availability of shares from this pool.

We believe that stock options are an effective tool for meeting our compensation goals because executives are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, we believe that performance-based restricted stock and stock awards are an effective tool for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases.

In determining the size of the long-term equity incentives to be awarded to our executives, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring and availability of shares in our pool. Our chief executive officer makes equity award grant recommendations for each executive, considering the recommendations of our compensation consultant, including our named executive officers (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.

Prior to our initial public offering, we granted options and performance-based restricted stock to our employees, including executive officers, under the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan, which we refer to as our “2002 Plan.” Since our initial public offering, we have granted options, performance-based stock options, restricted stock and performance-based restricted stock to our employees, including our executive officers, under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan, which we refer to as our “2010 Plan.”

The compensation committee may, at any time and from time to time, amend, modify or terminate any outstanding award. Award modifications may be made in order to realign the performance objectives of the award with the current goals of the company and role of the participant in the Company. Award modifications are revalued at the date of modification in accordance with applicable accounting guidance.

Stock option grants. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price). Stock option awards to our named executive officers typically vest ratably over a period of four to six years and are attainable with continued employment through the vesting period. We believe our vesting schedules generally encourage long-term employment with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

Performance-based restricted stock grants. Certain of our performance-based restricted stock grants contain individual or business unit performance conditions. Such shares typically do not vest until these performance conditions have been satisfied. Performance conditions are generally set as stretch targets. Stretch targets are set so that approximately 25% of awarded performance-based restricted stock grants will be earned, based on individual or business unit performance conditions. In 2013, approximately 53% of stretch targets related to performance-based restricted stock grants were attained. The excess earning of these performance based restricted stock awards over the target is indicative of the performance of the Company during the same period.

We also provide performance-based restricted stock grants based on Company-wide performance conditions. The compensation committee approved a three year program for granting of performance-based restricted stock grants based on the Company achieving adjusted earnings per share targets in 2011, 2012 and 2013. This program awarded each executive officer annual grants tied to Company-wide goals and helped align their interests and compensation with those of our stockholders. We refer to these awards as EPS grants. The Company has historically attained its performance goals and thus these EPS grants have historically vested at 100%. The EPS grants award program was reviewed in 2014 and approved by the compensation committee for continuance in 2014.

2013 Equity awards. During 2013, we granted the following equity awards to our named executive officers:

Name	Shares of stock/restricted stock	Stock options
Ronald F. Clarke	317,000	—
Eric R. Dey	3,000	—
John S. Coughlin	3,000	—
Todd W. House	3,000	—
John A. Reed.	1,500	50,000

As previously stated, the goals of our long-term, equity-based incentive awards are to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. Many of our equity awards require achievement of performance goals for the awards to vest. For other awards, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers through the vesting period of the awards. We do not typically provide equity awards (in the form of stock options or performance-based restricted stock) to our executives on an annual basis other than as part of the EPS shares program described above. As such, the grants of equity awards in any one year to an executive are not indicative of the long-term nature of the compensation package of the executive.

2013 Equity Awards—Chief Executive Officer

The compensation committee independently considered Mr. Clarke’s long-term equity incentive compensation in 2013, including the analysis and recommendations of the compensation consultant. The compensation committee considered the history of grants to Mr. Clarke, the rationale for the grants and the relative vesting/performance criteria established for those grants, the historical performance of the Company, as well as anticipated future performance of the Company when determining appropriate grants in 2013. At the time the Company went public in 2010, the compensation committee concluded it was appropriate to incentivize Mr. Clarke to grow the Company’s stock price. As such, Mr. Clarke received a grant of restricted shares upon initial public offering, which vested based upon the trading value of the Company’s common stock reaching a specified price over a specified period of time. This grant contained market based performance criteria, which vested as the Company’s common stock price reached 1.25, 1.50, 1.75 and 2.00 times the public offering price ($23) for a 30 day period, or double the Company’s stock price ($46 per share).

The Company and its stockholders have benefited from the success of the Company during 2013, including 42% year over year growth in the Company’s adjusted net income per diluted share in the first half of 2013 over the comparable period in 2012. The compensation committee took into account the following performance when considering new grants to Mr. Clarke under our long-term equity compensation program: the significant growth of adjusted net income per diluted share in 2013; the successful completion of several accretive acquisitions and several new private label partner agreements during 2013; a 100% increase in the Company’s stock price from $53.65 per share at December 31, 2012 to $107.08 per share at October 10, 2013; and a $4.4 billion increase in the Company’s market capitalization from $4.4 billion at December 31, 2012 to $8.8 billion at October 10, 2013.

Therefore, on October 11, 2013, the compensation committee, after engagement and consideration of the recommendations of the compensation consultant, granted Mr. Clarke 317,000 shares of market based performance restricted shares, which will vest upon fulfillment of the following criteria: the average closing price of the Company’s common stock is at least $92, or 4 times the Company’s IPO price, during a sixty consecutive business day trading period that begins on or after the grant date and ends on or before September 30, 2017, and Mr. Clarke remains employed by the Company through the later of the sixty day period in which the performance criteria is achieved or the time period established. If the performance hurdle is achieved, the market based performance restricted shares will vest as follows:

•	105,667 shares vest on the later of (1) December 31, 2013 or (2) the date the performance hurdle is achieved.

•	105,667 shares vest on the later of (1) December 31, 2014 or (2) the date the performance hurdle is achieved.

•	105,666 shares vest on the later of (1) December 31, 2015 or (2) the date the performance hurdle is achieved.

In addition to the performance hurdle related requirements described above, Mr. Clarke must also be employed by the Company on the date of vesting to receive the shares. This market based performance share award was granted with time based criteria, in addition to the market based performance criteria, to ensure the long-term focus on the business by Mr. Clarke, as well as to encourage his retention as our Chairman and Chief Executive Officer. The market based performance criteria related to this award was approved as achieved by the compensation committee on January 23, 2014; as such, remaining tranches under this award will vest in accordance with the remaining time based criteria discussed above.

2013 Equity Awards—Other Named Executive Officers

In 2010, the compensation committee established a three-year program to award performance-based restricted stock to executive officers based on Company-wide performance (e.g. adjusted net income per diluted share). For this program, the compensation committee granted Messrs. Dey, Coughlin and House 3,000 shares of performance-based restricted stock in January 2013, which required the company to achieve a 2013 adjusted net income per diluted share target of $3.71. These shares were granted as part of our program to tie compensation to organization wide performance. As the Company achieved adjusted net income per diluted share of $4.05, which was above the target amount in 2013, these shares vested in January 2014. Based on consideration of the recommendations of our chief executive officer and the compensation consultant, the compensation committee decided to continue this program for 2014.

Additionally as part of this same EPS performance based restricted shares program, the compensation committee approved a grant of 1,500 shares of performance-based restricted stock to Mr. Reed in July 2013, upon his hiring, utilizing the same prescribed target for adjusted net income per diluted share as shares granted to Messrs. Dey, Coughlin and House described above. The number of shares in his grant was prorated compared to our other executives due to his mid-year hiring. As stated previously, the Company achieved adjusted net income per diluted share above the target amount in 2013 and this award of 1,500 shares vested in January 2014. In addition, the compensation committee approved a grant to Mr. Reed of 50,000 stock options, upon his hiring in July 2013, with an exercise price equal to the fair market value of our common stock on the date of grant, 25% of which will vest on each of July 1, 2014, 2015, 2016 and 2017. These performance-based restricted share grants and stock option grants were provided to Mr. Reed as a part of his compensation package upon hire.

The same performance metric of adjusted net income per diluted share was utilized as a target under our annual cash incentive program for Mr. Clarke in 2013. The compensation committee made the determination to use this target for Mr. Clarke to emphasize the importance of increasing shareholder value and incentivize him consistently with other executives, as he does not participate in the restricted stock EPS incentive compensation program. Furthermore, adjusted net income per diluted share was not used as target under our annual cash incentive program for any of our named executive officers.

Benefits and perquisites

We provide benefits and perquisites to our named executive officers as described below.

We offer all U.S.-based employees the opportunity to participate in a 401(k) plan. The general purpose of our 401(k) plan is to provide employees with an incentive to make regular savings contributions in order to provide additional financial security during retirement. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our named executive officers participate in this 401(k) plan on the same basis as all of our other participating employees.

We provide to all of our eligible employees, including our named executive officers, health and welfare benefits and we pay the premiums for these benefits on behalf of our named executive officers. We provide to our named executive officers life insurance benefits, long-term care insurance and concierge doctor services and pay the premiums on their behalf.

We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our named executive officers.

Severance and Change of Control Benefits

Under their employment agreements or offer letters, and pursuant to our historic practice, our executive officers are generally entitled to certain severance and change of control benefits. If we terminate Mr. Clarke’s employment for any reason other than for cause, Mr. Clarke will receive cash severance payments, in equal monthly installments over 12 months, equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation. Mr. Clarke will also receive payment of his health insurance premiums in amounts equal to those made immediately prior to his termination and, if permissible, continuation of coverage under our life and disability insurance plans for 12 months. In addition, if within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2013, this included 1,250,000 options and 244,615 shares of Company common stock. The purchase price would be at the fair market value. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan as set forth below.

Each of our other executive officers will receive cash severance in the amount of six months of his then-current salary, upon execution of a general release, if he is terminated by us for any reason other than for cause. We provide severance compensation if our executives are terminated without cause to incentivize our executive officers to act in the best interests of our stockholders in the face of a transaction even if they may be terminated as a result. For a further discussion of these benefits, see “Employment agreements and offer letters” and “Potential payments on termination or change in control.”

Our stock option and restricted stock award agreements under our 2002 Plan do not provide for accelerated vesting under any circumstances. Under our 2010 Plan and the related stock option and stock grant agreements, all conditions to the exercise of outstanding options and issuance or forfeiture of outstanding stock grants will be deemed satisfied as of the effective date of a change in control, if as a result of a change in control all of the outstanding options and stock grants granted under the 2010 Plan are not continued in full force and effect or there is no assumption or substitution of the options and stock grants (with their terms and conditions unchanged) in connection with such change in control. In addition, if outstanding options or stock grants are continued in full force and effect or there is an assumption or substitution of the options and stock grants in connection with a change in control, then any conditions to the exercise of an employee’s outstanding options and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s service terminates, if the employee’s employment with FleetCor is terminated at our initiative for reasons other than “cause” (as defined in the 2010 Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2010 Plan) within the two-year period starting on the date of the change in control.

A change in control means, generally:

•

any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions specified in the 2010 Plan;

•	the acquisition by any person, other than certain acquisition specified in the 2010 Plan, of 30% or more of the combined voting power of our then-outstanding voting securities;

•	a change in the composition of our Board of Directors that causes less than a majority of the directors to be directors that meet one or more of the descriptions to be set forth in the 2010 Plan; or

•	stockholder approval of our liquidation or dissolution, other than as provided in the 2010 Plan.

Executive Equity Ownership Guidelines

Our executive officers are encouraged to hold significant equity interests in the company. Our Board expects the following executive officers to own or to acquire, within five years of appointment to such officer position or within five years from December 31, 2010, whichever is later, shares of our common stock having a market value of a multiple of his or her base salary as indicated below:

• Chief Executive Officer	3.0x

• Chief Financial Officer	2.0x

• Chief Operating Officer	2.0x

• All Other Executive Officers	1.5x

Our Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and the chairman of the compensation, nominating and corporate governance committee may approve such exceptions from time to time, as he deems appropriate.

Hedging and Pledging

Derivative securities are securities, contracts or arrangements whose value varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information. Accordingly, our employees, officers and directors are prohibited by our insider trading compliance policy from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and other interests issued under our employee benefit plans. Furthermore, the Company with our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using as collateral shares of our common stock.

Section 162(m)

Section 162(m) of the Code limits a public company’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our compensation committee evaluates the effects of compensation limits of Section 162(m) and provides compensation in a manner consistent with our best interests and those of our stockholders.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for 2013

The following table shows the compensation for each of the named executive officers for 2013, 2012 and 2011, calculated in accordance with SEC rules and regulations. The amounts presented below in column (3), “Stock Awards,” and column (4), “Option Awards,” of the Summary Compensation Table represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of FleetCor’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock, and performance-based restricted stock, or until option exercise in the case of option awards.

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2013	$875,000	$143,750	$30,463.465	$—	$1,356,250	$19,854	$32,858,320
Chief Executive	2012	$800,000	$100,000	$—	$8,701,123	$900,000	$20,679	$10,521,801
Officer and Chairman of the Board of Directors	2011	$719,231	$84,375	$—	$—	$815,625	$21,590	$1,640,821

Eric R. Dey	2013	$321,154	$12,500	$174,060	$—	$162,500	$21,059	$691,273
Chief Financial Officer	2012	$300,000	$25,000	$171,750	$—	$175,000	$21,884	$693,634
	2011	$297,115	$10,000	$2,270,186	$—	$127,500	$21,295	$2,726,096

John S. Coughlin	2013	$321,154	$81,250	$174,060	$—	$243,750	$22,730	$842,944
Executive Vice President— Global Corporate Development	2012	$297,115	$—	$—	$—	$150,000	$21,954	$469,069
	2011	$275,000	$22,500	$1,039,500	$—	$137,500	$21,349	$1,495,849

Todd W. House	2013	$321,154	$29,384	$174,060	$—	$145,616	$22,811	$693,025
President—North American Fuel Cards	2012	$300,000	$18,750	$—	$—	$131,250	$22,136	$472,136
	2011	$297,115	$—	$160,194	$—	$210,000	$22,899	$690,208

John A. Reed.	2013	$150,000	$50,000	$130,500	$1,255,500	$—	$5,686	$1,591,686
Global Chief Information Officer

(1)	This column represents the salary earned from January 1 through December 31, 2013, 2012 and 2011, as applicable.
(2)	This column represents the discretionary bonus amounts paid for 2013, 2012 and 2011. For a description of these payments in 2013, see “—Components of compensation—Annual cash incentive compensation.”
(3)	The values for stock awards in this column represent the aggregate grant date fair value for the restricted stock awards and shares granted in each year, computed in accordance with FASB ASC Topic 718. Awards with performance conditions, such as the performance-based restricted stock granted in 2013, 2012 and 2011, are computed based on the probable outcome of the performance condition as of the grant date for the award. For an overview of the features of these awards, see “—Components of compensation—Long-term equity incentive awards”. The amount shown represents the maximum grant date fair value for the performance-based restricted stock in 2013.
(4)	The values for stock option awards in this column represent the aggregate grant date fair value for the stock option awards granted in each year computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 5 to the financial statements included in our 2013 Annual Report on Form 10-K. For an overview of the features of these awards, see “—Components of compensation—Long-term equity incentive awards”.
(5)	This column represents the amounts earned under the 2013, 2012 and 2011 annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2013 performance goals under the program, see “—Components of compensation—Annual cash incentive compensation.”
(6)	The following table breaks down the amounts shown in this column for 2013:

Name	Company Contribution to U.K. based SIPP	Company 401(k) Match	Health Benefit Premiums	Long-Term Care Premiums	Other	Total
Ronald F. Clarke	$—	$—	$18,818	$1,037	$—	$19,854
Eric R. Dey	$—	$—	$20,318	$742	$—	$21,059
John S. Coughlin	$—	$1,167	$20,318	$1,246	$—	$22,730
Todd W. House	$—	$1,500	$20,318	$1,246	$—	$22,811
John A. Reed	$—	$1,167	$4,519	$—	$—	$5,686

Grants of Plan-Based Awards for 2013

The following table provides information about awards granted in 2013 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan awards(1)		Estimated future payouts under the equity incentive plan awards(2)	All other options awards: number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option award
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	(#) (3)	($/Share)	($) (4)
Ronald F. Clarke		$875,000	$1,400,000
	10/11/2013			317,000			$30,463,465
Eric R. Dey		$162,500	$195,000
	1/23/2013			3,000			$174,060
John S. Coughlin		$162,500	$243,750
	1/23/2013			3,000			$174,060
Todd W. House		$162,500	$190,125
	1/23/2013			3,000			$174,060
John A. Reed.		$50,000	$50,000
	7/25/2013			1,500			$130,500
	7/25/2013				50,000	$87.61	$1,255,500

(1)	These columns reflect the target and maximum amounts that could be earned under our 2013 annual cash incentive program for each named executive officer. There is no threshold amount under the program. For information concerning this program, see “—Components of compensation—Annual cash incentive compensation.” The maximum estimated payouts under the non-equity incentive plan awards do not include any discretionary bonuses that may awarded by the compensation committee.
(2)	This column reflects the number of shares of performance-based restricted stock granted in 2013. These awards do not have a threshold or maximum amount. For information concerning these grants, see “—Components of compensation—Long-term equity incentive awards—2013 Equity awards.”
(3)	This column reflects the number of stock options granted in 2013. For information concerning this grant and the vesting conditions, see “—Components of compensation—Long-term equity incentive awards—2013 Equity awards.”
(4)	This column reflects the grant date fair value of the restricted stock and stock option awards under FASB ASC Topic 718 granted to each of the named executive officers in 2013. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and stock vested in 2013 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	—	$—	83,334	$6,906,722
Eric R. Dey	105,261	$7,322,037	5,000	$290,100
John S. Coughlin	85,000	$6,859,656	30,000	$1,740,600
Todd W. House	109,000	$8,856,220	20,833	$1,208,731
John A. Reed.	—	$—	—	$—

(1)	Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the named executive officers actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Outstanding Equity Awards at December 31, 2013

The following table shows the number of stock options and restricted stock held by the named executive officers on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option Grant Date	Option Expiration Date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($)(3)
Ronald F. Clarke	500,000	—	$5.20	11/7/2005	11/7/2015
	750,000	—	$10.00	6/17/2009	6/17/2019
	624,999	208,333	$23.00	12/14/2010	12/14/2020
	208,333	625,000	$35.04	6/29/2012	6/29/2022
						166,668	(2)	$19,528,490	317,000	$37,142,890
Eric R. Dey	—	105,263	$23.00	12/14/2010	12/14/2020
									3,000	$351,510
John S. Coughlin	72,500	52,500	$20.00	10/16/2010	10/16/2020
									28,000	$3,280,760
Todd W. House	13,385	88,322	$23.00	12/14/2010	12/14/2020
									28,000	$3,280,760
John A. Reed.	—	50,000	$87.61	7/25/2013	7/25/2023
									1,500	$175,755

(1)	Mr. Clarke’s stock options granted on December 14, 2010 vested or will vest ratably on July 1, 2011, 2012, 2013 and 2014. Mr. Clarke’s stock options granted on June 29, 2012 vested or will vest ratably on June 29, 2013, 2014, 2015 and 2016. Mr. Dey’s stock options granted on December 14, 2010 are made up of two tranches of 105,262 options each; tranche one vested or will vest ratably on July 1, 2011, 2012, 2013 and 2014; tranche two vested or will vest ratably on July 1, 2013, 2014, 2015 and 2016. Mr. House’s stock options granted on December 14, 2010 is made up of two tranches of 37,500 options and 105,262 options; tranche one of 37,500 options vested or will vest ratably on July 1, 2011, 2012, 2013 and 2014; tranche two of 105,262 options vested or will vest ratably on July 1, 2013, 2014, 2015 and 2016. Mr. Coughlin’s stock options granted on October 10, 2010 vested or will vest ratably on September 7, 2011, 2012, 2013 and 2014. Mr. Reed’s stock options granted on July 25, 2013 will vest ratably on July 25, 2014, 2015, 2016 and 2017.
(2)	Represents a time-based restricted stock award, which vested 83,333 on July 1, 2011, 2012 and 2013 and will vest 83,334 each on July 1, 2014 and July 1, 2015. See “—Components of compensation—Long- term equity incentive awards—2013 Equity awards” for the vesting conditions for the remaining 2012 equity awards.
(3)	Market value of shares of restricted stock that have not vested is calculated using the closing stock price on December 31, 2013.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation arrangements to our named executive officers.

Pension Benefits

We do not provide any defined benefit pension plans to our named executive officers.

Employment Agreements, Severance and Change of Control Benefits

Ronald F. Clarke

We entered into an amended and restated employment agreement with Mr. Clarke, on November 29, 2010, which amended and restated his employment agreement entered into in connection with his hiring on September 25, 2000. The initial term of the employment agreement was through December 31, 2011. Per the agreement, the agreement automatically renews for successive one year periods unless we provide notice at least 30 days prior to the expiration date. Pursuant to the agreement, Mr. Clarke is entitled to an annual base salary of at least $687,500, with annual increases at the discretion of the compensation committee. We may terminate Mr. Clarke’s employment under the agreement by providing 30 days prior written notice and the payment of all sums due under the agreement. If we terminate Mr. Clarke’s employment for any reason other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months (the “Severance Period”), in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation; (2) at his election, payment of his health insurance premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended in amounts equal to those made immediately prior to his termination until the earlier of the expiration of the Severance Period or his commencement of employment with another employer; and (3) continuation of coverage during the Severance Period under our life and disability insurance plans, if permitted by the terms of the plans.

In addition, if within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2013, this included 1,250,000 options and 244,615 shares of Company common stock. The purchase price would be at the fair market value. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period. The fair market value is determined by the change in control price, if the change in control is a cash transaction, or, in all other cases, by the Board of Directors in good faith.

“Cause” is defined to mean: Mr. Clarke’s (1) failure to render services to us; (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (3) material breach of the agreement; (4) commission of any crime or act of fraud or embezzlement; (5) misappropriation of our assets; (6) violation of our material written rules or policies; (7) commission of acts generating material adverse publicity toward us; (8) commission or conviction of a felony; or (9) death or inability due to disability to perform his essential job functions for a period of three months.

“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) there is a significant diminution in his responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.

“Change in control” has the same definition as in the 2010 Plan.

Other named executive officers

We entered into offer letter agreements with Messrs. Dey, Coughlin, House and Reed in connection with their hiring. Consistent with these offer letters and our historic practice, if any of these named executive officers is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

Confidentiality and Non-Competition Agreements

Under the terms and conditions of the employee confidentiality, work product and non-solicitation agreement executed by our named executive officers, which survives any termination of such executive’s employment, our named executive officers, for a period of one year following termination for any reason, have an obligation not to (i) disclose certain of our confidential information, (ii) accept employment with certain enumerated competitors, (iii) solicit, in competition with our sale of products or services, any of our customers with which such executive had substantial contact within one year of such executive’s termination and (iv) recruit or hire, or attempt to recruit or hire, any of our employees, consultants, contractors or other personnel, who have knowledge of certain of our confidential information and with whom such executive had substantial contact within one year of such executive’s termination. In addition, pursuant to the employee confidentiality work product and non-solicitation agreement, during the term of employment our named executive officers have an obligation not to (i) disclose certain of our confidential information or (ii) accept employment with certain enumerated competitors.

Potential Payments Upon Termination of Employment

The following table shows the potential payments to the named executive officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2013.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,312,500	$—	$17,687	$1,330,187
Termination for good reason or termination without cause following a change in control	$1,312,500	$127,621,348	$17,687	$128,951,535

Eric R. Dey
Termination without cause	$162,500	$—	$8,843	$171,343
Termination without cause following a change in control	$162,500	$10,264,127	$8,843	$10,435,470
Termination for good reason following a change in control	$—	$10,264,127	$—	$10,264,127

John S. Coughlin
Termination without cause	$162,500	$—	$8,843	$171,343
Termination without cause following a change in control	$162,500	$3,280,760	$8,843	$3,452,103
Termination for good reason following a change in control	$—	$3,280,760	$—	$3,280,760

Todd W. House
Termination without cause	$162,500	$—	$8,843	$171,343
Termination without cause following a change in control	$162,500	$10,728,788	$8,843	$10,900,131
Termination for good reason following a change in control	$—	$10,728,788	$—	$10,728,788

John A. Reed.
Termination without cause	$150,000	$—	$5,303	$155,303
Termination without cause following a change in control	$150,000	$1,653,755	$5,303	$1,809,058
Termination for good reason following a change in control	$—	$1,653,755	$—	$1,653,755

(1)	For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Dey, Coughlin, House and Reed, represents six months of their then-current annual base salary.
(2)	Under Mr. Clarke’s employment agreement he can elect to have us purchase, at fair market value, all outstanding stock options and shares of our stock, owned by him as of January 1, 2010, upon termination for good reason or without cause within 12 months after a change in control. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period. Under our 2010 Plan and the stock option and restricted stock agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two year period following a change in control or the executive resigns for good reason during such period. The value shown above represents the value of the unvested options and restricted stock held by the named executive officers at December 31, 2013, assuming a value of $117.17 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2013, for which vesting would be accelerated. Our equity incentive award agreements, under our 2002 plan, do not provide accelerated vesting of equity awards under any circumstances.
(3)	For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Dey, Coughlin, House and Reed, represents the value of continuation of medical, dental and vision benefits for six months.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information, as of December 31, 2013, with respect to our compensation plans under which common stock is authorized for issuance, which consist of our 2010 Equity Compensation Plan and its predecessor, our 2002 Amended and Restated Stock Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Stockholders
2002 Plan	1,635,391	$10.20	—
2010 Plan	3,694,968	$32.53	6,837,714
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	5,330,359	$25.68	6,837,714

No further grants were allowed under the 2002 Plan after the 2010 Plan became effective.

COMPENSATION COMMITTEE REPORT

The compensation, nominating and corporate governance committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Bruce R. Evans (Chair)

Andrew B. Balson

Steven T. Stull

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member or proposed member of our compensation, nominating and corporate governance committee is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and procedures with respect to related party transactions

In accordance with the charter of our audit committee and our policy on related party transactions, our audit committee is responsible for reviewing and approving related party transactions. The related party transaction policy applies to transactions, arrangements and relationships where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, where we are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers; (2) any immediate family member of a director, nominee for director or executive officer; and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

FleetCor is currently in discussions regarding a potential co-investment by FleetCor in a newly-formed joint venture entity. The purpose of the joint venture would be to acquire a target company. As currently proposed, one or more affiliates of Summit Partners, L.P would co-invest. Bruce R. Evans is a member of FleetCor’s Board of Directors and is also a member of the general partner of Summit Partners L.P. and is on the investment committee for Summit Partners, L.P. The terms of the transaction, including the amount of the purchase price for the target company and the related investment by FleetCor in the joint venture entity, are subject to further negotiation between the parties and will be determined if and when definitive documentation is entered into. There can be no assurance the proposed transaction will be consummated.

In the course of its review and approval of related party transactions, our audit committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our audit committee will approve only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our audit committee to consider, among other factors it deems appropriate:

•	whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related party’s interest in the transaction.

Pursuant to our policy on related party transactions, our audit committee identifies the following categories of transactions as deemed to be preapproved by the audit committee, even if the aggregate amount involved exceeds the $120,000 threshold:

•

our employment of any executive officer or compensation paid by us to any executive officer if our compensation, nominating and corporate governance committee approved (or recommended that our Board of Directors approve) such compensation;

•

any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the Securities and Exchange Commission’s compensation disclosure requirements;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids;

•

any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, our Code of Business Conduct and Ethics requires that each of our employees and directors inform his or her superior or the chairman of the audit committee, respectively, of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from FleetCor’s records. Based on information available to us during fiscal year 2013, and representations made to us by the reporting persons, we believe that all applicable Section 16(a) filing requirements were met, except that, due to administrative error, John Coughlin was late in filing a Form 4 for sales on February 19, 2013, the exercise of stock options on May 7, 2013 and the exercise and sale of stock options on August 1, 2013; John Reed was late in filing a Form 4 for the grant of stock options on July 25, 2013; William Schmit was late in filing a Form 4 for the exercise and sale of stock options on July 23, 2013 and August 2, 2013; and Steven Stull was late in filing a Form 4 for a sale on May 7, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on FleetCor’s website at investor.fleetcor.com under Corporate Governance. The charter, which was adopted November 29, 2010, outlines the audit committee’s duties and responsibilities. The audit committee will review the charter annually.

The Board of Directors will annually review the New York Stock Exchange listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of FleetCor. The audit committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of FleetCor, the audits of FleetCor’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as FleetCor’s independent auditor, and the performance of FleetCor’s internal audit function.

The audit committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of FleetCor’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of FleetCor’s system of internal control. FleetCor’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During 2013, the audit committee fulfilled its duties and responsibilities generally as outlined in the charter. The committee had five meetings during 2013, four of which were regular meetings and one special meeting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2013, the audit committee, among other actions:

•	reviewed and discussed with management and the independent auditor FleetCor’s earnings press release and consolidated financial statements, and its annual report on Form 10-K,

•	reviewed with management and the independent auditor, management’s assessment of the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor and management, as appropriate, the audit scopes and plans of the independent auditor,

•	inquired about significant risks, reviewed FleetCor’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and

•	met in executive session with the independent auditor.

The audit committee has reviewed and discussed with management and the independent auditor FleetCor’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2013, and the independent auditor’s report on those financial statements. Management represented to the audit committee that FleetCor’s financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company

Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of FleetCor’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in FleetCor’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of FleetCor’s independent auditor, both in fact and appearance. Consistent with its charter, the audit committee has evaluated Ernst & Young LLP’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm. The audit committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the audit committee or its delegate. Our pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Ernst & Young LLP.” The audit committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Ernst & Young LLP. In addition, Ernst & Young LLP has provided the audit committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has engaged in dialogue with Ernst & Young LLP about its independence.

Based on the reviews and discussions described above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in FleetCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014. The Board is recommending that stockholders ratify this selection at the annual meeting.

Audit Committee

Richard Macchia (Chair)

Mark A. Johnson

Michael Buckman

Fees Billed by Ernst & Young LLP

Fees. The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of FleetCor’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

(In millions)
Year Ended December 31	2013	2012
Audit Fees	$3,343,751	$2,651,733
Audit-Related Fees	94,183	322,785

Total	$3,437,934	$2,974,518

Audit Fees. These amounts represent fees of Ernst & Young LLP for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the Securities and Exchange Commission, as applicable, including fees related to our initial public offering. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of FleetCor’s consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of FleetCor’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the committee. The committee will then review the delegate’s approval decisions each quarter.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by our Board of Directors. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of FleetCor, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. FleetCor will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FleetCor will pay all proxy solicitation costs.

VOTING PROCEDURES

Tabulation of Votes. American Stock Transfer & Trust Company LLC, will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of Directors	Plurality of shares cast (1)	Not counted	Not voted
2	Ratification of Independent Auditor	Majority of shares cast	Not counted	Discretionary vote
3	Approval of Section 162(m) performance-based program	Majority of shares cast	Not counted	Not voted
4	Advisory Vote Regarding Executive Compensation	Majority of shares cast	Not counted	Not voted

(1)	The directors receiving the largest number of “for” votes will be elected to the open positions.

Where to Find More Proxy Voting Information.

•	The Securities and Exchange Commission website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the FleetCor Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 729-2017.

•	Contact the broker or bank through which you beneficially own your shares.

DATED: Norcross, Georgia, April 18, 2014

Appendix A

FLEETCOR TECHNOLOGIES, INC.

SECTION 162(m) PERFORMANCE-BASED PROGRAM

§ 1

PURPOSE

The purpose of the Program is to permit FleetCor to provide compensation to a Covered Executive that is intended to satisfy the Performance-Based Exception. This Program is intended to supersede and replace the FleetCor Technologies, Inc. Annual Executive Bonus Program and §§ 3.5 and 9.5 of the Incentive Stock Plan.

§ 2

DEFINITIONS

2.1 Award. The term “Award” means (1) an award granted under the Incentive Stock Plan or (2) a cash award granted under any other plan or program of FleetCor.

2.2 Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.3 Committee. The term “Committee” means the Compensation, Nominating and Corporate Governance Committee of the Board of Directors of FleetCor, or, if any member of such committee fails to satisfy the requirements to be an “outside director” under § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

2.4 Covered Executive. The term “Covered Executive” means at any time FleetCor’s chief executive officer and the four highest compensated officers of FleetCor and its subsidiaries, each of whom is treated under § 162(m) of the Code as a “covered employee” at such time.

2.5 FleetCor. The term “FleetCor” means FleetCor Technologies, Inc., a Delaware corporation, and any successor to FleetCor.

2.6 Incentive Stock Plan. The term “Incentive Stock Plan” means the FleetCor Technologies, Inc. 2010 Equity Compensation Plan, amended and restated May 30, 2013, and as thereafter amended from time to time, and any successor to such plan.

2.7 Option. The term “Option” means an option granted under the Incentive Stock Plan to purchase common stock of FleetCor.

2.8 Participant. The term “Participant” means an officer or key employee of FleetCor or a subsidiary who either is a Covered Executive or may become a Covered Executive at the time an Award is paid and who is granted an Award designated by the Committee under § 3 as intended to satisfy the Performance-Based Exception.

2.9 Performance-Based Exception. The term “Performance-Based Exception” means the performance-based exception from the deduction limitations of §162(m) of the Code, as set forth in §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time, or any successor provisions of the Code or Treasury Regulations.

2.10 Performance Goals. The term “Performance Goals” means for an Award the preestablished, objective performance goal, or combination of performance goals, established for such Award under § 4 by the Committee for the Performance Period for such Award.

2.11 Performance Period. The term “Performance Period” means for an Award the period of service specified by the Committee within which the Performance Goals for such Award must be satisfied.

2.12 Program. The term “Program” means this FleetCor Technologies, Inc. Section 162(m) Performance-Based Program as in effect from time to time.

2.13 Stock Appreciation Right. The term “Stock Appreciation Right” means a right granted under the Incentive Stock Plan to receive the appreciation in a share of common stock of FleetCor.

2.14 Stock Grant. The term “Stock Grant” means a grant under the Incentive Stock Plan that provides exclusively for the issuance of shares of common stock of FleetCor.

§ 3

AWARDS SATISFYING PERFORMANCE-BASED EXCEPTION

If the Committee deems it appropriate to make an Award to a Participant that is intended to qualify for the Performance-Based Exception, then any such Award shall satisfy the requirements of the Program as well as the requirements of §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time, or any successor provisions of the Code or Treasury Regulations.

§ 4

PERFORMANCE GOALS

(a) General. For each Award intended to satisfy the Performance-Based Exception (other than Options or Stock Appreciation Rights) the Committee shall establish a Performance Period and Performance Goals in writing. Performance Goals shall be established not later than the earlier of (1) ninety (90) days after the commencement of the Performance Period or (2) the date as of which twenty-five percent (25%) of the Performance Period shall have elapsed; provided that the outcome must be substantially uncertain at the time the Committee actually establishes the Performance Goals. No change may be made to Performance Goals after they have been established.

(b) Business Criteria. Performance Goals must be based on one or more of the following business criteria: (1) FleetCor’s return over capital costs or increases in return over capital costs, (2) FleetCor’s total earnings or the growth in such earnings, (3) FleetCor’s consolidated earnings or the growth in such earnings, (4) FleetCor’s earnings per share or the growth in such earnings, (5) FleetCor’s net earnings or the growth in such earnings, (6) FleetCor’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) FleetCor’s earnings before interest and taxes or the growth in such earnings, (8) FleetCor’s consolidated net income or the growth in such income, (9) the value of FleetCor’s stock or the growth in such value, (10) FleetCor’s stock price or the growth in such price, (11) FleetCor’s return on assets or the growth on such return, (12) FleetCor’s cash flow or the growth in such cash flow, (13) FleetCor’s total shareholder return or the growth in such return, (14) FleetCor’s expenses or the reduction of such expenses, (15) FleetCor’s sales growth, (16) FleetCor’s overhead ratios or changes in such ratios, (17) FleetCor’s expense-to-sales ratios or the changes in such ratios, or (18) FleetCor’s economic value added or changes in such value added, (19) FleetCor’s gross margin or the growth in such gross margin, (20) FleetCor’s bad debt expense or the reduction in such bad debt expense; (21) FleetCor’s entry into new markets (geographic or otherwise), (22) FleetCor’s revenues or the growth in such revenues, (23) FleetCor’s development or commercialization of new products or the growth in FleetCor’s financial measures attributable to such products, (24) FleetCor’s consummation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (25) FleetCor’s successful integration or implementation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (26) FleetCor’s consummation of specified divestitures, spin offs or other dispositions of subsidiaries, business divisions or other assets, (27) FleetCor’s identification of and hiring or appointment of new executives or directors, (28) FleetCor capital raised through debt or equity financings, or (29) FleetCor’s network operational performance metrics, such as system operational availability or lack of security breaches.

(c) Other Rules. Achievement of Performance Goals may be determined in any manner chosen by the Committee in its discretion when the Committee establishes the Performance Goals, including on an absolute basis or relative to peer groups or indexes. The Committee may express Performance Goals in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances. Performance Goals may be based on company-wide performance or the performance of a subsidiary, region, division or department. The Committee may vary the Performance Goals by Award and by Participant. When the Committee establishes the Performance Goals, the Committee also shall establish the general, objective rules that the Committee will use to determine the extent to which such Performance Goals have been met and the specific, objective rules, if any, regarding any exceptions to those rules, which exceptions may include or exclude from consideration (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of FleetCor or not within the reasonable control of FleetCor’s management or (3) the effects of tax or accounting changes; provided that such exceptions are established in writing at the time the Performance Goals are established.

§ 5

CERTIFICATION

The Committee after the end of the Performance Period for an Award (other than Options or Stock Appreciation Rights) shall certify in writing in the minutes of a Compensation Committee meeting the extent, if any, to which the Performance Goals for that Award have been met and shall determine the specific amount of the Award payable to the Participant based on the extent, if any, to which he or she met his or her Performance Goals during the Performance Period. The Committee shall have the right to reduce (but not increase) the amount payable under an Award, and the reduction or elimination of an Award to one Participant may not increase the Award to another Participant.

§ 6

MAXIMUM AWARDS

No Award made under the Program shall exceed the applicable maximum Award limit described in this § 6. Further, if the Committee establishes a bonus pool and allocates a maximum percentage of such pool to a Participant, the maximum Award payable to such Participant shall be the lesser of the maximum Award limit described in this § 4 and the maximum Award determined by the Committee for such period under the bonus pool. The maximum Award limit for any Participant in any calendar year is as follows:

(1)	For Awards (other than Awards made under the Incentive Stock Plan) paid in cash, 500% of the Participant’s base salary paid to the Participant during such calendar year or $5 million, whichever is less;

(2)	For Options, other than Options granted to a newly hired Participant described in (3) below, the aggregate number of shares of common stock of FleetCor subject to such Options as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(3)	For Options granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Options as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor;

(4)	For Stock Appreciation Rights, other than Stock Appreciation Rights granted to a newly hired Participant described in (5) below, the aggregate number of shares of common stock of FleetCor subject to such Stock Appreciation Rights as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(5)	For Stock Appreciation Rights granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Stock Appeciation Rights as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor;

(6)	For Stock Grants, other than Stock Grants granted to a newly hired Participant described in (7) below, the aggregate number of shares of common stock of FleetCor subject to such Stock Grants as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(7)	For Stock Grants granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Stock Grants as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor; and

(8)	For dividends or dividend equivalents paid with respect to Awards made under the Incentive Stock Plan (other than Options and Stock Appreciation Rights), the aggregate amount paid to any Participant in any calendar year shall not exceed the value, determined as of each date payment of such dividends or dividend equivalents is made to such Participant, of 2,250,000 shares of common stock of FleetCor.

Notwithstanding any provision of the Incentive Stock Plan, for Awards that cover a period of more than one calendar year, the maximum Award limit shall be a multiple of the applicable calendar year maximum Award limit, which multiple shall be equal to the number of full and partial calendar years covered by the Award.

§ 7

PAYMENT OF CASH AWARDS

Awards (other than Awards made under the Incentive Stock Plan) paid in cash shall be paid in accordance with the plan or program under which such Award is made or if that plan or program does not specify a time of payment, as soon as practical after the Committee certifies that such Award is payable. However, except as otherwise specified in the applicable plan or program, no Participant shall have a right to the payment of such an Award for any calendar year if his or her employment with FleetCor or a subsidiary has terminated for any reason whatsoever before the date such Award is actually paid to him or her unless the Committee in the exercise of its absolute discretion affirmatively directs FleetCor to pay such Award to, or on behalf of, such Participant, in which case such Award shall be paid no later than March 15 of the calendar year following the calendar year for which the Award was earned.

§ 8

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of FleetCor and to protect FleetCor’s right to deduct the full amount of any Award.

§ 9

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this program from time to time as the Committee deems necessary or appropriate and to terminate this program if the Committee deems such termination to be in the best interest of FleetCor.

§ 10

MISCELLANEOUS

10.1 General Assets. Any Awards payable under this Program shall be paid exclusively from FleetCor’s general assets.

10.2 General Creditor Status. The status of each Participant with respect to his or her Award under this Program shall be the same as the status of a general and unsecured creditor of FleetCor.

10.3 No Assignment. Except as permitted under the Incentive Stock Plan, no Participant shall have the right to assign or otherwise alienate or commute all or any part of an Award which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

10.4 No Contract of Employment. The receipt by an individual of an Award under this Program shall not constitute an agreement by FleetCor to employ any such individual for any period of time or affect FleetCor’s right to terminate his or her employment at any time and for any reason or for no reason.

Appendix B

Management’s Use of Non-GAAP Financial Measures

We have included in the discussion under the caption “2013 Executive Overview” in the proxy statement certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.

Adjusted net income and adjusted net income per diluted share

We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related share-based compensation awards, (b) amortization of deferred financing costs and intangible assets (c) amortization of the premium recognized on the purchase of receivables and (d) loss on extinguishment of debt.

We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.

We use adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. We believe it is useful to exclude non-cash stock based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and stock based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired. Therefore, we have excluded amortization expense from adjusted net income. We believe that adjusted net income and adjusted net income per diluted share are appropriate supplemental measures of financial performance and may be useful to investors to understanding our operating performance on a consistent basis. Adjusted net income and adjusted net income per diluted share are not intended to be a substitute for GAAP financial measures and should not be used as such.

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in thousands, except per share amounts):

	Year Ended December 31,
	2013	2012	2011	2010
Net income	$284,501	$216,199	$147,335	$107,896
Net income per diluted share	$3.36	$2.52	$1.76	$1.34
Stock based compensation	26,676	19,275	21,743	26,755
Amortization of intangible assets	49,313	32,376	19,590	17,205
Amortization of premium on receivables	3,263	3,265	3,266	3,263
Amortization of deferred financing costs	3,276	2,279	1,864	2,016
Loss on extinguishment of debt	—	—	2,669	—

Total pre-tax adjustments	82,528	57,195	49,132	49,239
Income tax impact of pre-tax adjustments at the effective tax rate	(24,349)	(17,410)	(14,804)	(14,121)

Adjusted net income	$342,680	$255,984	$181,663	$143,014

Adjusted net income per diluted share	$4.05	$2.99	$2.17	$1.77
Diluted shares	84,655	85,736	83,654	80,751

B-1

Due to the financial impact of the Company going public in December 2010, the Company evaluates the results for 2010, net of the impact of certain costs incurred and the related impact on diluted shares of the Company’s initial public offering, as if those impacts were fully realized during 2010. Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to adjusted net income and adjusted net income per diluted share on a pro forma basis for the year ended December 31, 2010, which reflects the impact of stock-based compensation expense related to share-based compensation awards, public company expenses, changes in the effective tax rate and an increase in diluted shares outstanding, effective during 2011, as if these changes had occurred in 2010.

	Year Ended December 31,
	2010	Changes(1)	Pro forma 2010
Income before income taxes	$151,280	$732	$152,012
Provision for income taxes	43,384	2,421	45,805

Net income	$107,896	$(1,689)	$106,207
Net income per diluted share	$1.34		$1.27
Stock based compensation	26,755	(5,012)	21,743
Amortization of intangible assets	17,205	—	17,205
Amortization of premium on receivables	3,263	—	3,263
Amortization of deferred financing costs	2,016	—	2,016
Loss on extinguishment of debt	—	2,669	2,669

Total pre-tax adjustments	49,239	(2,343)	46,896
Income tax impact of pre-tax adjustments at the effective tax rate	(14,121)	(10)	(14,131)

Adjusted net income	$143,014	$(4,042)	$138,972

Adjusted net income per diluted share	$1.77		$1.66
Diluted shares	80,751		83,654

(1)	Changes include approximately $2.0 million in incremental cash operating costs for public company expenses, $2.7 million in losses on the extinguishment of debt, $18.0 million of non-cash compensation expenses associated with our stock plan, $23.0 million of non-cash compensation expense associated with our IPO, and a 1.4% increase in our effective tax rate from 28.7% in 2010 to 30.1% in 2011. Additionally, 2011 reflects an increase of 2.9 million diluted shares outstanding, from 80.8 million at December, 31 2010 to 83.7 million at December 31, 2011.

B-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                                                            M74289-P52692                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEETCOR TECHNOLOGIES INC. (FLT)		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.		☐	☐	☐

1.	Elect three Class I Directors nominated by the Board of Directors for a three-year term:
Nominees:
01) Michael Buckman 02) Mark A. Johnson 03) Steven T. Stull
						For	Against	Abstain

2.	Ratify the selection of Ernst & Young LLP as FleetCor’s independent auditor for 2014.					☐	☐	☐
3.	Approve the FleetCor Technologies, Inc. Section 162(m) Performance-based Program.					☐	☐	☐
4.	Approve, on an advisory basis, the compensation of FleetCor’s named executive officers.					☐	☐	☐
This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR ALL NOMINEES” for Director, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.
The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 18, 2014.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

FLEETCOR TECHNOLOGIES, INC.

May 29, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M74290-P52692

FLEETCOR TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 29, 2014

The undersigned hereby appoints Ronald F. Clarke and Eric R. Dey, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FleetCor Technologies, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Thursday, May 29, 2014, 10:00 a.m. EDT, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 18, 2014, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)